UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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NII HOLDINGS, INC.

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NII Holdings, Inc.
10700 Parkridge Boulevard, Suite 600
Reston, VA 20191
www.nii.com

April 13, 2007

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 16, 2007

We will hold the Annual Meeting of Stockholders of NII Holdings, Inc. (the “Company” or “NII Holdings”) on May 16, 2007, at 10:00 a.m. local time at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia 20191 (703-620-9000).

The purpose of the Annual Meeting is to consider and take action on the following:

1. Election of three directors, John Donovan, Steven P. Dussek and Steven M. Shindler, each for a three-year term ending 2010;

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2007; and

3. Any other business that properly comes before the Annual Meeting and any adjournments thereof.

Stockholders of record as of April 6, 2007 can vote at the Annual Meeting. This proxy statement, the accompanying proxy card, and the 2006 Annual Report on Form 10-K are being mailed or otherwise distributed to you on or about April 13, 2007. Please vote before the Annual Meeting in one of the following ways:

1. Use the toll-free number shown on your proxy card (if eligible);

2. Visit the website shown on your proxy card to vote via the Internet (if eligible); or

3. Complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

Your vote is very important. Please vote before the meeting using one of the methods above to ensure that your vote will be counted. Your proxy may be revoked at any time before the vote at the Annual Meeting by following the procedures outlined in the accompanying proxy statement.

By Order of the Board of Directors,

Steven M. Shindler
Chief Executive Officer and
Chairman of the Board of Directors

GENERAL INFORMATION ABOUT PROXIES AND VOTING

Date, Time and Place

These proxy materials are delivered in connection with the solicitation by our board of directors of proxies to be voted at our annual meeting, which is to be held at the Sheraton Reston Hotel, 11810 Sunrise Valley Drive, Reston, Virginia 20191 at 10:00 a.m. local time on Wednesday May 16, 2007 (the “Annual Meeting”). On or about April 13, 2007, we commenced mailing this proxy statement and the enclosed form of proxy to our stockholders entitled to vote at the meeting.

Purpose of the Annual Meeting

At the annual meeting, stockholders will be asked to:

•	elect three directors to serve for a term of three years (Item 1 on the proxy card);

•	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007 (Item 2 on the proxy card); and

•	take action on any other business that properly comes before the meeting and any adjournment or postponement of the meeting.

Solicitation, Use and Revocation of Proxies

Our Board of Directors solicits the accompanying proxy for use at the Annual Meeting. Giving your proxy means that you authorize the persons indicated on the proxy card to vote your shares at the Annual Meeting in the manner you direct. If you sign, date and return the enclosed proxy card but do not specify how to vote, your shares will be voted (1) for the election of the nominees designated below to serve for three-year terms ending 2010, (2) for ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2007 and (3) at the discretion of the persons indicated on the proxy card, on all other matters that may properly come before the Annual Meeting or any adjournments thereof. A stockholder has the power to revoke his or her proxy or change his or her vote at any time before the proxy is voted at the Annual Meeting. You can revoke your proxy or change your vote in one of four ways:

•	you can send a signed written notice of revocation to our corporate secretary (at the address noted below) to revoke your proxy;

•	you can send a completed proxy card bearing a later date than your original proxy to us indicating the change in your vote; or

•	you can attend the Annual Meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but attendance alone will not revoke any proxy that you have given previously.

If you choose any of the first two methods, you must take the described action no later than the beginning of the Annual Meeting. If you choose the third method, you may be asked to present documents for the purpose of establishing your identity as a NII Holdings stockholder. Before the Annual Meeting, any written notice of revocation should be sent to NII Holdings, Inc., 10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191, Attention: Vice President, Regulatory Affairs and Secretary. Any notice of revocation that is delivered at the Annual Meeting should be hand delivered to our Vice President, Regulatory Affairs and Secretary before a vote is taken. Once voting on a particular matter is completed at the Annual Meeting, you will not be able to revoke your proxy or change your vote as to that matter. If your shares are held in street name by a broker, bank or other financial institution, you must contact that institution to change your vote.

Stockholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote through the Internet or by telephone. The enclosed proxy card provides instructions for eligible stockholders. Stockholders who do not own shares through a broker and stockholders who own shares through a broker, but whose proxy card does not mention information about Internet or telephone voting, should complete the enclosed paper proxy card and return it in the enclosed postage-paid envelope. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect your right to revoke your proxy or to vote in person at the Annual Meeting.

The cost of soliciting proxies for the Annual Meeting will be borne by us. We have hired Georgeson Shareholder Communications, Inc. to help us send out the proxy materials and solicit proxies on behalf of the Board of Directors. Georgeson’s fee for this service is $7,000 plus expenses. In addition, certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of common stock.

Every stockholder’s vote is important. Accordingly, you should sign, date and return the enclosed proxy card, vote via the Internet or by telephone, or provide instructions to your broker or other nominee whether or not you plan to attend the annual meeting in person.

Record Date, Voting Rights and Outstanding Shares

Our Board of Directors has established the close of business on April 6, 2007, as the record date for determining stockholders entitled to receive notice of and to vote on proposals at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Only holders of record of our common stock on the record date are entitled to vote at the Annual Meeting. Holders of common stock on the record date are entitled to one vote per share on each matter voted upon at the Annual Meeting. As of the record date, there were 162,517,913 shares of common stock outstanding. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination at the time and place of the Annual Meeting.

Quorum, Voting Requirements and Effect of Abstentions and Broker Non-Votes

A quorum is necessary for the transaction of business at the Annual Meeting. A quorum exists when holders of a majority of the total number of issued and outstanding shares of common stock that are entitled to vote at the Annual Meeting are present in person or by proxy. At the Annual Meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by stockholders. The inspectors will treat valid proxies marked “abstain” or proxies required to be treated as broker “non-votes” as present for purposes of determining whether there is a quorum at the Annual Meeting. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. Abstentions with respect to any matter will have the same effect as a vote against that proposal.

A plurality of the votes of the holders of the common stock present at the Annual Meeting, in person or represented by proxy, and entitled to vote on the election of directors, is required for the election of directors. This means that the nominees for director who receive the greatest number of votes cast will be elected. All other matters will require the approval of a majority of the votes of the record holders present at the meeting, in person or represented by proxy, and entitled to vote on such matters.

Management and the Board of Directors are not aware of any matters to be presented for action at the Annual Meeting other than the matters stated in the Notice of Annual Meeting of Stockholders. If any such matter requiring a vote of the stockholders should properly come before the Annual Meeting, unless otherwise instructed, it is the intention of the persons named in the proxy card to vote such proxy in accordance with their best judgment.

PROPOSAL I

ELECTION OF DIRECTORS

General

Our Amended and Restated Bylaws set our Board of Directors at nine members divided into three classes, with each class having three directors. Our Board currently consists of nine members. The three-year terms of each class are staggered so that the term of one class expires at each Annual Meeting. The Board of Directors, upon the recommendation of the Nominating Committee, has nominated John Donovan, Steven P. Dussek and Steven M. Shindler, each of whom is an incumbent director, for reelection to the board for three-year terms ending 2010.

If any nominee is unable to serve as a director, the persons named in the enclosed proxy reserve the right to vote for a lesser number of directors or for a substitute nominee designated by our Board of Directors, to the extent consistent with our Restated Certificate of Incorporation and our Amended and Restated Bylaws. All of the nominees listed above have consented to be nominated and to serve if elected. We do not expect that any nominee will be unable to serve.

Directors Standing for Reelection — To Hold Office Until 2010

John Donovan, (46), has served as a director on the board of NII Holdings since February 2006. Mr. Donovan has been the Executive Vice President, Worldwide Sales and Services, with Verisign, Inc. since November 2006. Prior to that, Mr. Donovan was the Chairman and Chief Executive Officer of inCode, a wireless and technology consulting firm since 2000. Prior to joining inCode, he was a partner with Deloitte Consulting.

Steven P. Dussek, (50), has served as a director on the board of NII Holdings since 1999. He has been President and Chief Executive Officer of Dobson Communications Corporation, a wireless telecommunications company, since 2005 and a member of the board of directors of Dobson Communications Corporation since November 2006. From 1999 until 2000, Mr. Dussek was the chief executive officer of NII Holdings. Mr. Dussek was the president and chief operating officer of NII Holdings from March 1999 until September 1999. From 1996 until 2002, Mr. Dussek served in various senior management positions with Nextel Communications, most recently as executive vice president and chief operating officer. From 1995 to 1996, Mr. Dussek served as vice president and general manager of the northeast region for the PCS division of AT&T Wireless Services. From 1993 to 1995, Mr. Dussek served as senior vice president and chief operating officer of Paging Networks, Inc., a paging company.

Steven M. Shindler, (44), has been a director on the board of NII Holdings since 1997, chief executive officer since 2000 and chairman of the board since 2002. Mr. Shindler also served as executive vice president and chief financial officer of Nextel Communications from 1996 until 2000. From 1987 to 1996, Mr. Shindler was an officer with Toronto Dominion Bank, a bank where he was a managing director in its communications finance group.

Our Board of Directors recommends that the holders of common stock vote “FOR” incumbent directors John Donovan, Steven P. Dussek and Steven M. Shindler.

Directors Not Standing for Reelection — To Hold Office Until 2009

Carolyn Katz, (45), has served as a director on the board of NII Holdings since 2002. Ms. Katz has been an independent consultant, providing advisory services to communications companies, since 2001. She was a principal at Providence Equity Partners, a private equity firm specializing in media and telecommunications, from 2000 to 2001. From 1984 to 2000, Ms. Katz worked for Goldman Sachs, an investment bank, and most recently as managing director. Ms. Katz is on the board of directors of American Tower Corporation, a provider of wireless and broadcast communications infrastructure.

Donald E. Morgan, (38), has served as a director on the board of NII Holdings since 2002. Mr. Morgan is the founder of, and has been a managing partner with, Brigade Capital Management LLC since March 2006. From 2001 to March 2006, he had been senior managing director and co-head of the Fixed Income-High Yield Division of MacKay Shields LLC 2001 and had held other positions with MacKay Shields since 1997. Prior to joining MacKay Shields, Mr. Morgan was a high yield analyst with Fidelity Management & Research, an affiliate of the mutual fund company, where he worked from 1994 to 1997.

George A. Cope, (45), has served as a director on the board of NII Holdings since July 2004. A Canadian citizen, Mr. Cope currently serves as President and Chief Operating Officer of Bell Canada Corporation. From 2000 to 2005, he was executive vice president of TELUS Corp. and president and chief executive officer of TELUS Mobility. From 1987 to 2000, he served as president and chief executive officer of Clearnet Communications. Prior to joining Clearnet, Mr. Cope served as vice president, Corporate Development at Lenbrook, Inc., a distributor of electronic components, audio and two-way radio products.

Directors Not Standing for Reelection — To Hold Office Until 2008

Neal P. Goldman, (37), has served as a director on the board of NII Holdings since 2002. Mr. Goldman joined Brigade Capital Management LLC as a partner in January 2007. From 2001 to June 2006, Mr. Goldman was a managing director in the High Yield Division of MacKay Shields LLC. Prior to joining MacKay Shields LLC he was a principal in the Special Situations Group of Banc of America Securities from 1999 to 2001. He was previously with Salomon Smith Barney, an investment bank, from 1995 to 1999 where he last served as a vice president on the High Yield Trading Desk. Mr. Goldman also serves as a director on the board of Catalyst Paper Corporation.

Charles M. Herington, (47), has served as a director on the board of NII Holdings since September 2003. He has been Senior Vice President, Latin America of Avon Products, Inc., a global beauty company, since February 2006. Prior thereto, he was the president and chief executive officer of AOL Latin America since 1999. From 1998 until 1999, he served as president of Revlon America Latina. From 1990 through 1997, he held a variety of senior management positions with PepsiCo Restaurants International. Mr. Herington is on the board of directors of Molson Coors Brewing Company (formerly Adolph Coors Company), and ADVO, Inc.

John W. Risner, (47), has served as a director on the board of NII Holdings since 2002. He is currently the President of The Children’s Tumor Foundation, which he joined in 2002. From 1997 to 2002, he served as senior vice president — portfolio manager at AIG/SunAmerica Asset Management, a money management firm. Prior to that, Mr. Risner was vice president-senior portfolio manager at Value Line Asset Management, a money management firm, where he worked from 1991 to 1997.

GOVERNANCE OF THE COMPANY

Our business and affairs are managed under the direction of the Board of Directors in accordance with the Delaware General Corporation Law and our Restated Certificate of Incorporation and Amended and Restated Bylaws. Members of the Board of Directors are kept informed of our business through discussions with management, by reviewing materials provided to them, and by participating in meetings of the Board of Directors and its committees. The corporate governance practices that we follow are summarized below.

Independence

The Board of Directors has determined that eight of its nine current members are independent as defined by The Nasdaq Stock Market (“Nasdaq”) listing standards, including the following: George A. Cope, John Donovan, Steven P. Dussek, Neal P. Goldman, Charles M. Herington, Carolyn Katz, Donald E. Morgan and John W. Risner. In making that determination, the Board of Directors did not consider any relationships other than those described below in “Certain Relationships and Related Transactions.” The Audit Committee, Compensation Committee and Nominating Committee are composed entirely of independent directors.

Code of Ethics

The Board of Directors has approved a Code of Business Conduct and Ethics for our directors, chief executive officer, chief financial officer, principal financial and accounting officers, officers and employees, and each of our subsidiaries and controlled affiliates. The Code of Business Conduct and Ethics addresses such topics as protection and proper use of our assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting, conflicts of interest and insider trading. A current copy of our Code of Business Conduct and Ethics may be viewed free of charge on the Investor Relations link of our website at the following address: www.nii.com and may also be obtained by writing to us at NII Holdings, Inc. 10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191, Attention: Investor Relations.

Only the Board of Directors or the Audit Committee may consider a waiver of the Code of Business Conduct and Ethics for an executive officer or director. If a provision of the Code of Business Conduct and Ethics is materially modified, or if a waiver of the Code of Business Conduct and Ethics is granted to a director or executive officer, we will post a notice of such action on the Investor Relations link of our website at the following address: www.nii.com.

Meeting Attendance

Board and Committee Meetings

During 2006, each member of the Board of Directors attended at least 75% of the aggregate meetings (during the periods for which they served) of the Board of Directors and the committees on which they served. In addition to attending meetings, directors also fulfill their responsibilities by attending, in person or telephonically, sessions at which they are briefed about the status of particular matters, by review of our reports to directors, by visits to our facilities, and by correspondence and telephone conferences with our executive officers and others regarding matters of interest and concern to us.

Annual Meeting of Stockholders

We encourage members of the Board of Directors to attend the Annual Meeting. Each of the directors then serving on the Board of Directors other than Ms. Katz attended the 2006 Annual Meeting of Stockholders.

Executive Sessions of the Board

It is the practice of our Board of Directors to have executive sessions where non-employee directors meet on an informal basis at the beginning or end of each regularly scheduled meeting of the Board of Directors. During these executive sessions, directors can meet with and question our employees outside the presence of employee directors or management.

Committees of the Board

The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating Committee. Membership on the Board of Directors and each standing committee, as of April 13, 2007, was as follows:

Name	Board		Audit		Compensation		Nominating	Finance

Steven M. Shindler	X	*						X
Steven P. Dussek	X		X		X
Neal P. Goldman	X				X		X
Charles M. Herington	X				X	*	X
Carolyn Katz	X		X	*			X	X
Donald E. Morgan	X							X
John W. Risner	X		X					X
George A. Cope	X				X
John Donovan	X						X
Total Number of Meetings in 2006	10		9	(1)	5		1	1

*	Chairman

(1)	During 2006, the Audit Committee also held private meetings with PricewaterhouseCoopers LLP, our independent registered public accounting firm.

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of our financial statements and related disclosures and our accounting, auditing, and reporting practices. The Audit Committee’s role includes discussing with management our processes to manage business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The Audit Committee is responsible for the appointment, replacement, compensation, and oversight of the independent registered public accounting firm engaged to prepare or issue audit reports on our financial statements and for the oversight of our internal audit function. The Audit Committee relies on the expertise and knowledge of management and the internal auditors in carrying out its oversight responsibilities. The specific responsibilities in carrying out the Audit Committee’s oversight role are delineated in the written charter last amended by the Board in February 2006. A current copy of the Audit Committee Charter may be viewed free of charge on the Investor Relations link of our website at the following address: www.nii.com and may also be obtained by writing to us at NII Holdings, Inc. 10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191 Attention: Investor Relations.

The Board of Directors, in its business judgment, has determined that all of the members of the Audit Committee are independent as defined by regulations of the Securities and Exchange Commission and the Nasdaq listing standards. The Board of Directors has also determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Steven P. Dussek, Carolyn Katz and John W. Risner each qualifies as an “audit committee financial expert” as defined by regulations of the Securities and Exchange Commission.

The Audit Committee is authorized to engage or consult from time to time, as appropriate, at our expense, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities.

Compensation Committee

The primary responsibilities of the Compensation Committee are to:

•	review and approve the compensation of our chief executive officer and all other executive officers;

•	review and approve executive bonus plan allocations for our chief executive officer and all other executive officers and review and approve the bonus plan terms for all other employees;

•	oversee and advise the Board of Directors on the adoption of policies that govern our compensation programs;

•	oversee the administration of our equity-based compensation and other benefit plans;

•	approve grants of stock options and stock awards to our directors, officers and employees under our stock plan;

•	produce the report on executive compensation required by the rules and regulations of the Securities and Exchange Commission; and

•	review the disclosures relating to executive compensation contained in the Compensation Disclosure and Analysis with management and recommend that those disclosures be included in our annual proxy statement.

The Compensation Committee is authorized to engage or consult from time to time, as appropriate, at our expense, consultants, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities. The Compensation Committee operates under a written charter. A current copy of the Compensation Committee Charter may be viewed free of charge on the Investor Relations link of our website at the following address: www.nii.com and may also be obtained by writing to us at NII Holdings, Inc. 10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191 Attention: Investor Relations. All members of our Compensation Committee are independent, as defined in the Nasdaq listing standards.

Nominating Committee

The Nominating Committee develops qualifications for director candidates and recommends to the Board of Directors persons to serve as our directors. The Nominating Committee operates under a written charter adopted by the Board in April 2004. A current copy of the Nominating Committee Charter may be viewed free of charge on the

Investor Relations link of our website at the following address: www.nii.com and may also be obtained by writing to us at NII Holdings, Inc. 10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191 Attention: Investor Relations. All members of the Nominating Committee are independent, as defined in the Nasdaq listing standards.

The Nominating Committee has set forth guidelines for the evaluation of potential nominees. These guidelines set forth standards by which potential nominees are to be evaluated, including the following:

•	the ability of the prospective nominee to represent the interests of our stockholders;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s independence from our company under the Nasdaq listing standards;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, taking into account, among other things, the prospective nominee’s service on other public company boards; and

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors.

It is the policy of the Nominating Committee also to consider candidates recommended by stockholders. Stockholders entitled to vote for the election of directors may submit candidates for consideration if we receive written notice, in proper form, for each such recommended nominee. If the notice is not written and in proper form, then the Nominating Committee cannot consider the nominee. To be in proper form, the notice must include (1) each nominee’s written consent to be named as a nominee and to serve, if elected, (2) the name and address of the stockholder making the nomination and evidence of share ownership pursuant to the requirements of Rule 14a-8 of the Securities and Exchange Commission relating to stockholder proposals, and (3) information about the person nominated for election conforming with the Securities and Exchange Commission’s biographical requirements for directors. All stockholder nominations should be sent to:

Vice President, Regulatory Affairs and Secretary
NII Holdings, Inc.
10700 Parkridge Boulevard, Suite 600
Reston, Virginia 20191

Finance Committee

The Board of Directors established a standing Finance Committee in February 2004. The members of the Finance Committee previously served on the Company’s ad hoc pricing committee, which was created to approve the specific terms of various financing transactions. The primary responsibilities of the Finance Committee are to consult with and provide guidance to management with respect to our capital requirements and financing efforts. The Board of Directors may also delegate its power to the Finance Committee to approve the pricing and other terms of various financing transactions.

Communications with the Board of Directors

Stockholders may communicate directly with the Board of Directors. All communications should be directed to our Vice President, Regulatory Affairs and Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, or for non-management directors. If no party is specified, the communication will be forwarded to the entire Board of Directors. Each communication intended for the Board of Directors and received by the Vice President, Regulatory Affairs and Secretary will be forwarded to the specified party following its clearance through normal security procedures used for regular mail. The communication will not be opened, but rather will be forwarded unopened to the intended recipient. Stockholder communications to the Board of Directors should be sent to:

Vice President, Regulatory Affairs and Secretary
NII Holdings, Inc.
10700 Parkridge Boulevard, Suite 600
Reston, Virginia 20191

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors is responsible for the development, oversight and implementation of our compensation program for executive officers, including our chief executive officer, our chief financial officer and each of our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services, who we refer to as the named executive officers, and in that role annually reviews and establishes the compensation of our executive officers. The Compensation Committee is committed to a philosophy that links a significant portion of each executive’s compensation to corporate performance. That philosophy guides the Compensation Committee’s discussions and determinations with respect to executive compensation.

The Compensation Committee’s primary goals in structuring compensation for executives are to attract, motivate and retain qualified and experienced executives and to provide executives with meaningful financial rewards for superior performance. To achieve these goals, the Compensation Committee seeks to provide a mix of annual and long-term compensation that will align the short- and long-term interests of our executives with those of the company and our stockholders. In 2006, the Compensation Committee approved an executive compensation program that consisted of base salaries, an annual cash bonus plan with payouts based on performance against defined targets and long-term equity incentive awards of stock options and restricted stock.

A discussion of the principles, objectives, components, analyses and determinations of the Compensation Committee with respect to executive compensation are included in the Compensation Discussion and Analysis that follows this Committee report. The specific decisions of the Compensation Committee regarding the compensation of named executive officers are reflected in the compensation tables and narrative that follow the Compensation Discussion and Analysis.

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this report and discussed it with our management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in our annual report on Form 10-K or proxy statement for the 2007 annual meeting of stockholders.

Date: March 29, 2007	Compensation Committee

Charles M. Herington, Chairman George A. Cope Steven P. Dussek Neal P. Goldman

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer of us or any of our subsidiaries, except that Steven P. Dussek served as our chief executive officer from 1999 until 2000 and as our president and chief operating officer from March 1999 until September 1999. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors reviews and establishes the salary and other compensation of our executive officers, including the named executive officers, and provides oversight of our equity based compensation programs for other employees. The Compensation Committee consists entirely of non-employee, independent members of our Board of Directors and operates under a written charter approved by the Board of Directors, a copy of which is available on the Investor Relations link of our website at the following address: www.nii.com. In 2006, the Compensation Committee engaged a consultant, Mercer Consulting, to advise it with respect to matters relevant to its decisions regarding executive compensation. Information on the

Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation is included under the caption “Governance of the Company — Compensation Committee.”

Objectives of Our Compensation Program

In making its determinations relating to executive compensation, the Compensation Committee has followed a philosophy that links a significant portion of each executive’s compensation to corporate performance. That approach focuses on an executive’s total compensation, including cash and non-cash compensation, from all sources. The principal objectives of our compensation program are to:

•	align executive pay with corporate and stockholders’ interests;

•	recognize individual initiative and achievements;

•	attract, motivate and retain highly qualified executives; and

•	create incentives that drive the entire executive management team to achieve defined common corporate goals.

Principal Components of our Executive Compensation Program

As described in more detail below, our executive compensation program consists of the following principal components:

•	base salaries;

•	annual cash incentive payments in the form of annual bonuses; and

•	long-term equity incentives in the form of restricted stock and nonqualified stock options.

These components of executive compensation are used together to strike an appropriate balance between cash and stock compensation and between short-term and long-term incentives. This program is designed to ensure that a significant portion of each executive’s total compensation is tied both to our annual and long-term performance and to the creation of stockholder value. In particular, we believe that short-term annual cash incentive compensation for each executive should be tied directly to corporate performance for the fiscal year, including the achievement of identified goals as they pertain to the corporation as a whole and, in some cases, to the business units for which an executive is personally responsible and accountable. The short-term annual incentive generally provides that if the targeted goals are reached, the executive will receive a bonus in an amount that is defined as a percentage of the executive’s base salary, while performance that exceeds or falls below the targeted goals results in higher or lower levels of bonus compensation. In contrast, we believe that the value of long-term incentive compensation should be tied directly to long-term corporate performance as reflected in increases in the value of our shares.

We differentiate compensation among the members of the executive team based on each executive’s position and responsibility, with executives at higher compensation levels having a greater percentage of their total cash compensation tied to corporate performance. Accordingly, executives with greater roles and responsibilities associated with achieving our performance targets bear a greater proportion of the risk that those goals are not achieved and receive a greater proportion of the reward if our performance targets are met or surpassed. In addition, as an executive’s position and responsibility increases, the long-term incentive compensation component of executive compensation becomes more significant because our most senior executives have the greatest influence on our strategic performance over time.

Our current compensation program does not provide for the reduction or recovery of payments and awards made to our executives in the event that our financial statements were to be restated in the future in a manner that would have impacted the size or payment of the award at the time of payment. In the future, we may consider the adoption of a policy regarding recovery of payments or awards to our executives.

How Executive Pay Levels are Determined

The Compensation Committee annually, or more frequently, reviews our executive compensation program. In the course of that review, the Compensation Committee takes into consideration, among other things, the recommendations made by the chief executive officer (with respect to the compensation of executives other than the chief executive officer), recommendations of our human resources professionals and the advice and recommendations of its executive compensation consultant. At each board meeting, the Compensation Committee provides a report to the full Board of Directors regarding significant executive compensation matters.

In determining the compensation of our executive officers, the Committee evaluates total overall compensation, as well as the mix of the three key compensation components: base salary, annual cash incentive payments and long-term equity incentives. In evaluating and determining both the aggregate amount of each executive’s total compensation and the mix of the components, the Committee uses a number of factors including the following:

•	our financial and operating performance, measured by attainment of specific strategic objectives and operating results;

•	the duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable;

•	historic cash and equity compensation levels of the executive and similarly situated executives; and

•	comparative industry market data, which is used to assess compensation competitiveness.

With respect to comparative industry data, the Compensation Committee reviews executive salaries and evaluates compensation structures and the financial performance of comparable companies in a designated peer group established by the Compensation Committee, with assistance from its executive compensation consultants. The peer group used for comparison purposes focuses principally on high performing public companies selected from the NASDAQ 100 and includes those in the telecommunications or related industries and companies that are similar to us in size in terms of revenues, assets or other characteristics and complexity or companies with similar market capitalizations and other characteristics.

In 2006, twenty companies were selected by the Compensation Committee as the peer group for purposes of collecting comparative industry market data. This peer group was used by the Compensation Committee to analyze our compensation policies and structure in relation to the peer companies’ financial performance and compensation structures. The following companies were included in the peer group:

American Power Conversion CP
American Tower Corporation
Autodesk Incorporated
Broadcom Corporation
Career Education Corporation
Centennial Communications Corporation
Chiron Corporation
Dentsply International Incorporated
Dobson Communications Corporation
Fastenal Company	LAM Research Corporation
Lincare Holdings Incorporated
Marvell Technology Group LTD
Network Appliance Incorporated
Patterson Companies, Incorporated
Sandisk Corporation
Siebel Systems Incorporated
Sigma-Aldrich Corporation
Tellabs Incorporated
United States Cellular Corporation

The financial performance measures used by the Compensation Committee to evaluate our performance in comparison to the performance of peer companies included revenue growth, return on invested capital, and return on assets, return on equity and total stockholder return. In making these comparisons, the financial performance measure receiving the greatest consideration from the Compensation Committee in relation to peer performance and executive compensation was total stockholder return. In its review, the Compensation Committee found that our total stockholder return for 2005 exceeded the 90th percentile of the peer group.

Components of Executive Compensation

The executive compensation program consists of three principal components: base salary, annual bonuses and long-term equity incentives with the long-term equity incentive component allocated between grants of restricted stock and nonqualified stock options. We also provide retirement and welfare benefits that include participation in our 401(k) savings plan, our health, dental and vision plans and various insurance plans, including disability and life insurance.

Each of the three principal components of executive compensation is designed to reward and provide incentives to executives consistent with our overall philosophy on executive compensation. These components and the rationale and methodology for determining the absolute and relative amounts of each component are described below. As described in more detail below, the value of the total compensation to be paid to our executives was set by the Compensation Committee at levels that are comparable to the total compensation paid by the peer group to executives in similar positions and with similar levels of experience. Consistent with the Compensation Committee’s view that a greater portion of our executives’ compensation should be at risk, the base salary and annual bonus components were generally a smaller portion, and the long-term equity incentives were a relatively larger portion, of total compensation than was the case for the peer group. The Compensation Committee uses grants of restricted stock as a long term retention incentive that is attributable to a number of years rather than a component of annual compensation for the particular year of grant, although as described below the portion of the value of current or previous grants of restricted stock allocable to the year is taken into account in determining annual compensation for that year.

In determining the total compensation of our executive officers and the mix of the principal components of executive compensation within the total compensation range, the Compensation Committee takes into account the overall philosophy on executive compensation described above as well as additional factors such as the competitive environment, historic compensation levels of the executive and similarly situated executives and the compensation levels contemplated by the company’s annual budget. In 2006, the process for making those determinations generally involved the following steps:

•	First, total compensation target ranges were determined by the Compensation Committee with the assistance of its executive compensation consultants for each of the named executive officers based on an analysis of the peer group companies. In 2006, based on our performance in comparison to the performance of peer group companies with respect to revenue growth, return on invested capital, return on assets, return on equity and total stockholder return, the Compensation Committee established the total compensation ranges so that they generally fell between the 75th and 90th percentile of the comparable compensation amounts for similarly situated executives within the peer group with adjustments based on the executive’s tenure, position, skills, experience, attainment of goals and other contributions. The comparable compensation amounts for the peer group were determined using information reported by the peer groups as adjusted and normalized to take into account differences in valuation techniques we use compared to those used by the peer companies and differences in the terms of the compensation arrangements used by the peer group companies. Using this data, the Compensation Committee set the total compensation target range for each named executive officer for 2006.

•	After the total compensation target range was established, the base salary and annual target bonus amounts were determined for each such executive. In 2006, the base salary for the executives other than Mr. Shindler was determined based primarily on the historic base salary levels with adjustments to reflect customary annual increases consistent with our budget for base salary increases. As described in more detail below, Mr. Shindler’s base salary was increased in 2006 to bring it within the range of base compensation for comparable executives in the peer group. The annual target bonus amount for each executive was determined by multiplying the base salary for each executive officer by the target percentage applicable to that position. As described in more detail below, the target bonus percentages for the executive officers range from 50% to 80% based on position. Consistent with the Compensation Committee’s view that a greater portion of executive compensation should be at risk, the base salary and annual bonus components were generally below the 75th percentile of the comparable amounts for executives within the peer group, resulting in a relatively greater proportion of the executive’s total compensation being allocated to long-term equity incentives.

•	The cash components of compensation (i.e., base salary and the target annual bonus amount) for each named executive officer were then subtracted from the total compensation target range for that executive officer. This resulting net amount, which we refer to as the equity compensation target amount, was used to determine the amount of the long-term equity incentives including grants of restricted stock and nonqualified stock options.

•	The value of the outstanding restricted stock grants made to each executive and allocated to 2006 was then determined. This amount was calculated by allocating the value of each restricted stock grant made to the executive, which is determined based on the aggregate value of the underlying common stock on the date of grant, ratably over the applicable vesting period of the restricted stock grant. The amount includes a portion of value of grants of restricted stock made both in the current and prior years that is attributable to 2006 based on the vesting schedule of the relevant restricted stock grants. That allocated amount was then subtracted from the equity compensation target amount for the executive.

•	The number of shares subject to grants of nonqualified stock options to each named executive officer was then determined by dividing the remaining equity compensation target amount by the fair market value per option. As described in more detail below, the fair market value per option was determined using the Black-Scholes-Merton option pricing model. The number of options determined under this formula was then compared to the annual grants made to that executive in prior years and to the grants proposed to be made to other executive officers to ensure equity/parity among similarly situated executives. In the case of executive officers other than the chief executive officer, the amount of the proposed grant was also reviewed in light of the recommendations of the chief executive officer. Using these inputs, the compensation committee determined the number of shares subject to the stock option grant made to each executive in 2006.

As a result of this process, the sum of the values of the base salary, the target bonus amount, the value of the restricted stock grants allocable to the year and the fair market value of the option grant were generally within the total compensation target range for the executive officer for that year. Specific information on the amounts and types of compensation earned by the named executive officers during 2006 can be found in the Summary Compensation Table and other tables and narrative disclosures following this discussion.

Base Salary

Our base salary philosophy is to provide reasonable current income to our named executive officers in amounts that will attract and retain qualified individuals with a broad, proven track record of performance. Thus our objective is to provide base salaries that, taken together with the other components that make up the total compensation package, are competitive relative to total compensation paid to executives holding similar positions at comparable companies within the peer group selected by the Compensation Committee. In 2006, the Compensation Committee determined that executive base salaries for executives other than Mr. Shindler should be targeted at levels consistent with the historic compensation levels with adjustments that reflect customary annual increases that were consistent with our budget for base salary increases. In the case of Mr. Shindler, the base salary for 2006 reflected an increase to bring his base salary within the range of base compensation for similarly situated executives based on the peer group and other external analyses. Base salaries are reviewed annually and adjustments are made as required in light of the comparable compensation of executives in the peer group and to recognize outstanding individual performance, expanded duties or to address changes in the competitive marketplace. Incremental amounts paid to executives who work outside the United States to compensate them for the additional costs and other obligations relating to those assignments such as amounts paid for security services, housing costs and travel costs are not taken into consideration in determining base salary and are not used in calculating the annual bonus as described below.

The annual base salaries for our named executive officers for 2006 (effective from April 1, 2006 through March 31, 2007) and the percentage change from 2005 are as follows:

	2006 Annual	Percent Change
Name and Position	Base Salary	From 2005

Steven M. Shindler	$685,000	19.2%
Chief executive officer
Byron R. Siliezar	$367,579	5.0%
Vice president and
chief financial officer
Lo van Gemert	$411,469	5.0%
Chief operating officer
and president
Jose Felipe	$367,697	5.0%
President, Nextel Mercosur
Peter Foyo	$350,000	6.1%
President, Nextel Mexico

The adjustments to annual base salary were generally consistent with the approach used in 2005 and reflect the Compensation Committee’s overall philosophy of placing less emphasis on the base salary and annual bonus components of compensation, which are paid in cash, and to weight the “at risk” long-term equity incentive components of total compensation more heavily.

Annual Bonus Incentives

Executives have the opportunity to earn an annual bonus up to a predetermined percentage of base salary based on achievement of defined operating unit or consolidated corporate performance goals. In addition to promoting the achievement of corporate performance goals, the bonus awards are designed to align the interests of senior management as a team to achieve specified common corporate objectives. Consistent with our annual incentive compensation plan, the Compensation Committee, in consultation with our senior executives, designs the annual bonus program to provide incentives to achieve the corporate performance goals established by our Board of Directors.

In 2006, cash bonuses were paid to all of our executive officers for the achievement of certain corporate financial and operating targets relating to our 2006 fiscal year (the “2006 Bonus Plan”). In March 2006, the Compensation Committee determined that the two financial and operating targets for 2006 would be achieving defined levels of consolidated operating income before depreciation and amortization and consolidated net subscriber additions. In the case of executive officers who were responsible for operations in one or more countries, the operating targets were based on a combination of both consolidated and specific country goals with the country goals given more weight. The bonus criteria, each of which was weighted, also included a discretionary component for officers based at our headquarters and a component based on the completion of defined management succession planning activities. The minimum achievement required to qualify for a bonus was 80% of the specified target performance goals under the 2006 Bonus Plan. The maximum payout of a bonus was based on the achievement of 120% of the specified target performance goals under the 2006 Bonus Plan. In the case of the executives based at our headquarters, 90% of the bonus amount is determined using a formula that is directly based on the percentage of the target performance goals achieved on a consolidated basis with the remaining 10% determined at the discretion of the compensation committee. For executive officers who were responsible for operations in one or more countries, 75% of the bonus amount is determined using a formula that is directly based on the percentage of target performance goals achieved for the specific country, 15% is determined based on the percentage of target performance goals achieved on a consolidated basis and the remaining 10% is determined at the discretion of the compensation committee.

The 2006 Bonus Plan was designed to provide incentive bonuses that would reward executives for superior achievement and be competitive as compared to bonuses paid by the peer group established by the Compensation Committee, while being consistent with the Committee’s views on the appropriate levels of total compensation. The performance measures and the target amounts used for the 2006 Bonus Plan were initially developed and recommended by our senior executives based on their assessment of our 2006 operating and financial goals. These proposals were evaluated by the Compensation Committee, with the input of its outside compensation consultants, in light of the Compensation Committee’s overall compensation philosophy of placing greater weight on the “at risk” components of compensation and our short and long term strategies and goals. This review resulted in the Compensation Committee’s determination that 2006 incentive bonuses for the named executive officers should be targeted at the following percentages of base salary for each of the named executive officers: Mr. Shindler — 80%; Mr. Siliezar — 60%; Mr. van Gemert — 60%; Mr. Felipe — 50% and Mr. Foyo — 50%.

To determine bonus amounts earned by our executive officers during the plan year, the Compensation Committee meets following the fiscal year end to review our financial and operating performance as compared to the applicable performance measures and to discuss performance factors and other criteria related to the award of bonuses. The Compensation Committee considers but is not bound by the recommendations of executive officers, including the chief executive officer, with respect to the payment or amounts of bonuses to executives.

On a consolidated basis, the company achieved 103% of the performance target for operating income before depreciation and amortization and 117% of the performance target for net subscriber additions. Based on these results, the achievement of the specific country goals and the application of the discretionary component described above, the named executives’ bonus payouts under the 2006 Bonus Plan ranged from 101% to 114% of the target bonus amounts, which were based on predetermined percentages of base salary as described above. Based on the foregoing, the bonuses awarded to the named executive officers for 2006 and the percentage changes from 2005 were as follows:

		Percent Change
Name	2006 Bonus	From 2005

Steven M. Shindler	$553,480	7.5%
Byron R. Siliezar	$229,369	(2.5)%
Lo van Gemert	$256,757	(2.5)%
Jose Felipe	$209,587	1.4%
Peter Foyo	$183,750	(5.6)%

The percentages of annual base salary used to determine the 2006 annual bonus targets were consistent with those used in 2005. Accordingly, the change in the bonus amounts paid in 2006 relative to 2005 was primarily due to a combination of the increases in the executive officers’ base salaries and our performance in 2006 in comparison to the 2006 operating targets.

Long-Term Equity Incentives

The Compensation Committee provides equity-based incentives to executives through the 2004 Incentive Compensation Plan, which permits the grant of stock options, stock appreciation rights, stock awards, performance stock awards, incentive awards and stock units. Long-term equity incentives generally have been made available to executives in the form of grants of restricted stock and nonqualified stock options. These awards provide executives with an opportunity to accumulate shares of our common stock and directly link an executive’s compensation opportunities with the creation of value that benefits our stockholders. Stock option grants require stock price appreciation in order for executives to realize any benefit, thus directly aligning executive and stockholder interests. The Compensation Committee assigns a value to the grant of stock options based on the Black-Scholes-Merton option-pricing model using assumptions consistent with those we use in calculating the compensation expense attributable to such grants under Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment,” or SFAS 123R. For purposes of this analysis, we use the full 10 year term as the expected life of the option so our calculations generate an assumed value that is higher than the value that is used to calculate the expense pursuant to SFAS 123R. Restricted stock awards provide a similar alignment of interests while providing a substantial retention incentive through their vesting terms. The Compensation Committee also employs multiyear vesting of equity incentives, which focuses executives on consistent long-term growth in stockholder value and requires executives to remain employed with us for extended periods to receive the full benefit of the awards.

In April 2006, the Compensation Committee considered the long-term equity incentives available under the 2004 Incentive Compensation Plan and granted non-qualified stock options and restricted stock grants to our executive officers. The Compensation Committee relied heavily on the use of stock options because of the performance nature of options. Restricted stock was also chosen as a component of equity compensation to be used as a multi-year retention tool based on the fact that a large number of grants of restricted stock made in 2004, the most significant previous grant, are scheduled to vest in April 2007. In making the restricted stock grants in 2006, the Compensation Committee intended to continue these retention benefits over a multi-year period with the expectation that restricted stock grants in these amounts would not be made on an annual basis. Consistent with our overall compensation philosophy described above, the number of stock options and restricted stock awards granted to individual executives also reflected the executive’s position and responsibilities with us.

The 2006 stock option awards to executive officers vest 25% per year for four years on each anniversary of the date of grant. The stock options were granted at the closing market price on the date of grant and expire after ten years. The 2006 restricted stock awards contain delayed vesting in two 50% increments over a four year period. The first 50% of the award will vest on the third anniversary of the date of the award, and the remaining 50% will vest on the fourth anniversary of the date of the award. The vesting of the stock options and restricted stock is not conditioned on any individual performance of the executive or on our financial or operating performance. Additional information regarding specific grants made to the named executive officers is included in the Grants of Plan-Based Awards table following this discussion.

With the exception of the restricted stock grants, which are designed to provide a multi-year incentive, the determination of the amounts of the equity-based grants were determined by the Compensation Committee consistent with its compensation philosophy of providing a total annual compensation package for 2006 that is consistent with the levels used by the peer companies and did not take into account the value realized by the executive officers with respect to prior equity incentive grants.

Timing of Long-Term Incentive Awards

Our practice with respect to the timing of long-term incentive awards has been to make grants of nonqualified stock options and/or awards of restricted stock to executives once each year in late April, which has historically coincided with our annual meeting of stockholders and previously scheduled meetings of the Board of Directors and various committees, including the Compensation Committee. Non-employee directors also typically received annual grants of stock options in connection with the April board meetings. In the future, we expect to continue the practice of making grants of options and/or awards of restricted stock at our regular Board of Directors and committee meetings scheduled in April of each year notwithstanding that our annual meeting of stockholders may be held at a later date. Awards of stock options or other equity incentives to new officers and directors occur at the time of the person’s appointment or election as an officer or director. In addition, our chief executive officer may grant, under authority delegated to him by the Compensation Committee, a limited number of stock options (not to exceed 10,000 shares in any single grant and 100,000 shares in the aggregate) to employees who are not executive officers. Pursuant to the 2004 Equity Plan, the exercise price of all stock options is not lower than the closing market price of our stock on the date of grant.

In 2006, the Board and committee meeting at which the equity grants were made occurred on April 26, 2006. Consistent with our historic practice, grants of nonqualified stock options and awards of restricted stock to executives and directors for 2006 were made by the Compensation Committee on April 26, 2006. With the exception of Mr. Goldman, who received grants of stock options and restricted stock on June 28, 2006 when certain restrictions on accepting equity grants imposed by his former employer expired, non-employee directors serving on the Board of Directors as of the annual meeting of stockholders also received grants of stock options and restricted stock on April 26, 2006. The exercise price of these stock options for each grant was the closing market price on the date of grant.

We also follow a practice of disclosing our financial results for the first quarter of the fiscal year following the April Board meeting at which those results are discussed. The 2006 first quarter earnings release was made publicly available on April 27, 2006. Although the members of the Compensation Committee were aware of the impending release of information relating to first quarter results at the time grants of stock options were made, the Compensation Committee did not use such information in determining the amount of the awards to be made to executives and directors for that fiscal year nor did the Compensation Committee withhold the making of grants to confer a benefit on the recipient of a grant or avoid a loss in value of a grant.

We are aware that the release of our quarterly financial results may have an impact on the market price of our common stock, and therefore the value of the option grant, depending on whether the information is favorable or unfavorable. However, we believe that the April Board of Directors meeting is an appropriate time during the year to make option grants and that a consistent application of our option granting practices from year to year regardless of the content of the first quarter earnings release is also appropriate. The stock options granted by the Compensation Committee are designed to create incentives for the creation of long-term stockholder value and contain delayed vesting provisions that prevent recipients of stock options from taking advantage of short-term fluctuations in the market price of our common stock.

We have not planned in the past, nor do we plan in the future, to time the release of material non-public information for the purpose of affecting the value of executive compensation. We do not have a practice of setting the exercise price of options based on the stock price on any date other than the grant date, nor do we use a formula or any other method to select a price based on a period before, after or surrounding the grant date. Nonqualified stock options are granted at the closing price of our common stock on the date of grant.

Executive Stock Ownership Guidelines

In October 2004, we adopted an executive target ownership program that requires our executive officers to attain designated stock ownership levels, and therefore maintain a vested interest in our equity performance. Over a five-year period, the executives covered by the program are expected to reach the targeted ownership levels based on specific share targets per executive officer level. The types of stock ownership that qualify toward the ownership requirement under our policy include direct stock ownership, vested options where the exercise price is lower than the fair market value of our common stock and vested restricted stock. The penalty for non-compliance of our policy may include a discontinuation of future equity grants until compliance is achieved.

The program required that Mr. Shindler reach a targeted stock ownership level with a value equal to two times his base salary by December 31, 2006. For the remaining executive officers, the program required the executive reach a targeted stock ownership level equal to his or her base salary by December 31, 2006. All of the named executive officers met these requirements as of December 31, 2006. For Mr. Shindler, the program requires that he reach a targeted stock ownership level with a value equal to four times his base salary by December 31, 2007 and equal to five times his base salary by December 31, 2009. For the remaining executive officers, the program requires the executive reach a targeted stock ownership level equal to two times his base salary by December 31, 2007 and equal to three times his base salary by December 31, 2009.

The share targets for the named executive officers and the percentage of the target attained at December 31, 2006, based on the base salary levels paid in 2006 and the closing price of our common stock on the Nasdaq Global market on December 29, 2006 of $64.44 are as follows:

		Percent of		Percent of		Percent of
		2006 Target		2007 Target		2009 Target
Name	2006 Target	Attained	2007 Target	Attained	2009 Target	Attained

Steven M. Shindler	$1,370,000	381%	$2,740,000	191%	$3,425,000	153%
Byron R. Siliezar	$367,579	245%	$735,158	123%	$1,102,737	82%
Lo van Gemert	$411,469	125%	$822,938	63%	$1,234,407	42%
Jose Felipe	$367,697	351%	$735,394	175%	$1,103,091	117%
Peter Foyo	$350,000	156%	$700,000	78%	$1,050,000	52%

Our corporate policy that applies to trading in our stock by executives restricts the hedging by the named executive officers of the economic risk of ownership of our common stock.

Tax Deductibility Under Section 162(m)

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named executive officers of public companies. As noted above, the Compensation Committee has implemented a compensation program that links a substantial portion of each executive’s compensation to performance. We intend to qualify executive compensation for deductibility under Section 162(m) if doing so is consistent with our best interests and the interests of our stockholders. Since our corporate objectives may not always be consistent with the requirements of full deductibility, it is conceivable that we may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m). We currently believe that we should be able to continue to manage our executive compensation program for the named executive officers to preserve the related federal income tax deductions, although individual exceptions may occur.

Retirement, Deferred Compensation and Pension Plans

Our executives who are eligible may participate at their election in our 401(k) retirement savings plan that provides employees with an opportunity to contribute a portion of their cash compensation to the plan on a tax-deferred basis to be invested in specified investment options and distributed upon their retirement. Consistent with the 401(k) plan, we match 100% of each employee’s contributions to the 401(k) plan up to a maximum of 4% of the employee’s base salary. The employer matching contribution vests based on the employee’s years of service. Our matching contribution for 2006 for named executive officers was $36,506 in the aggregate.

Our Board of Directors has not adopted any plans for the deferral of executive compensation or for the payment of defined benefits or pensions based on an executive’s salary and/or years of service. In addition, we have not adopted a supplemental executive retirement plan or other “excess plan” that pays benefits to highly compensated executives whose salaries exceed the Internal Revenue Service’s maximum allowable salary for qualified plans.

Severance Plans

We previously adopted two severance plans that provide for the payment of severance benefits to employees, including our executive officers, if their employment is terminated in specified circumstances. One plan provides for the payment of severance benefits if the officer’s employment is terminated without cause for certain reasons and the other plan provides for the payment of severance benefits if the officer’s employment is terminated without cause, or if the officer terminates his or her employment with good reason, in connection with a change of control. The two severance plans are mutually exclusive. These arrangements have been in place for several years and were not modified in 2006. While the Compensation Committee generally does not take into account the potential payments to executives under our severance plans, including termination and change of control arrangements, in performing its annual evaluation of the total compensation that may be realized by our executive officers, the Compensation Committee believes that the terms of these arrangements are generally consistent with those offered by similarly situated companies including those in the peer group. A description of the terms of our severance plans, the specific circumstances that trigger payment of benefits, an estimate of benefits payable upon the occurrence of those triggering events and other information relating to such plans can be found below under the caption “Executive Compensation — Potential Payments under Severance Plans.”

Annual Compensation of Executive Officers

Summary Compensation Table

In the table below and discussion that follows it, we summarize the compensation earned during 2006 by our chief executive officer, our chief financial officer and each of our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2006. We refer to these individuals in this proxy statement as the “named executive officers.”

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	(1)($)	(2)($)	(3)($)	($)	(4)($)	($)

Steven M. Shindler	2006	657,438	n/a	2,111,938	1,851,556	553,480	n/a	74,690	5,249,102
Chief executive officer
Byron R. Siliezar	2006	363,203	n/a	874,163	865,328	229,369	n/a	8,800	2,340,863
Vice president and
chief financial officer
Lo van Gemert	2006	406,571	n/a	1,553,653	1,215,286	256,757	n/a	1,306	3,433,573
President and
chief operating officer
Jose Felipe	2006	363,320	n/a	682,063	818,549	209,587	n/a	423,711	2,497,230
President, Nextel
Mercosur
Peter Foyo	2006	345,000	n/a	808,414	885,478	183,750	n/a	279,473	2,502,115
President, Nextel
Mexico

(1)	The amounts in this column reflect the dollar amount of compensation expense recognized during 2006 for financial reporting purposes under Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment,” or SFAS 123R, with respect to awards of restricted common stock held by each of the named executive officers, but disregarding estimated forfeitures related to service-based vesting conditions. We value restricted stock awards at the date of grant based on the number of shares subject to the grant multiplied by the closing price of our common stock on the date of grant. Additional information regarding the awards of restricted common stock to the named executive officers in 2006 is included in the Grants of Plan-Based Awards table below.

(2)	The amounts in this column reflect the dollar amount of compensation expense recognized during 2006 for financial reporting purposes under SFAS 123R with respect to awards of options to purchase shares of common stock held by each of the named executives, but disregarding estimated forfeitures related to service-based vesting conditions. The valuation assumptions used in determining these amounts are described in footnote 13 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006. Additional information regarding the awards of options to purchase common stock to the named executive officers in 2006 is included in the Grants of Plan-Based Awards table below.

(3)	The amounts in this column represent the bonus that we paid under our annual incentive compensation plan. The bonus is predicated on a predetermined percentage of base salary based on achievement of operating unit and/or consolidated performance goals. Additional information on this non-equity incentive plan compensation is in our “Compensation Discussion and Analysis” section above.

(4)	Except as described below, the dollar value of perquisites and other personal benefits received by each of the named executive officers did not exceed $10,000, and thus the amounts in this column do not include any such dollar value. For each named executive officer other than Messrs. Shindler, Felipe and Foyo, the amount included in this column represents our employer 401(k) matching contributions.

For Mr. Shindler, the amount in this column includes an employer 401(k) matching contribution in the amount of $8,800 and includes $57,500 relating to the personal use of our corporate aircraft and $8,390 of reimbursements for taxes relating to imputed income for personal use of our corporate aircraft. Personal use of our corporate aircraft is valued based on the aggregate incremental cost to us on a fiscal-year basis. The incremental cost to us of personal use of our corporate aircraft is calculated based on our variable operating cost, which includes the cost of fuel, trip-related maintenance, crew travel, landing and ramp fees and other smaller variable costs. Because our corporate aircraft is used primarily for business travel, fixed costs that do not change based on usage, such as pilot salaries and aircraft purchase and lease costs, are excluded from this calculation. The amount attributable to personal use of our corporate aircraft relates to personal use by Mr. Shindler as part of his compensation arrangements and is independent of the use of the corporate aircraft by Mr. Shindler pursuant to the charter arrangements described below in “Certain Relationships and Related Transactions — Executive Charters of Company Aircraft.”

For Mr. Felipe, the amount in this column includes an employer 401(k) matching contribution in the amount of $8,800 and includes a housing allowance, utilities reimbursements, a foreign services differential, tax gross ups including amounts payable with respect to Medicare taxes due with respect to the foreign service related payments and personal travel costs reimbursements to Mr. Felipe as follows:

	Housing	Foreign Services	Tax	Personal
Year	and Utilities	Differential	Gross-Up	Travel Costs	Total

2006	$53,079	$239,572	$43,279	$78,981	$423,711

For Mr. Foyo, the amount in this column includes an employer 401(k) matching contribution in the amount of $8,800, and includes payments made with respect to routine comprehensive annual physical examinations and related expenses in the amount of $28,903, a housing allowance, utilities reimbursements, a foreign services differential, tax gross ups including amounts payable with respect to Medicare taxes due with respect to the foreign service related payments and personal travel costs reimbursements to Mr. Foyo as follows:

	Housing	Foreign Services	Tax	Personal
Year	and Utilities	Differential	Gross-Up	Travel Costs	Total

2006	$109,950	$72,576	$36,248	$22,996	$279,473

Supplemental Discussion of Compensation

We have not entered into an employment or similar agreement with any of the named executive officers. All compensation that we pay to our named executive officers, other than the foreign service differential and related payments, is determined as described above in our “Compensation Discussion and Analysis” section.

We made the awards of restricted stock and grants of stock options under our 2004 Incentive Compensation Plan.

The table above presents the fair value of option grants under SFAS 123R, as determined based on the Black-Scholes-Merton option-pricing model and the stated assumptions. The Black-Scholes-Merton option-pricing model, however, was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models such as the Black-Scholes-Merton model require the input of highly subjective assumptions, including the expected stock price volatility. We hired an independent consulting firm with expertise in this area to review our assumptions, methodology and calculations. The assumptions represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. Consequently, there is a risk that our estimates of the fair values of our stock option awards on the grant dates may bear little resemblance to the actual values realized upon the exercise, expiration, early termination or forfeiture of those stock option awards in the future. Certain stock option awards may expire worthless or otherwise result in zero intrinsic value as compared to the fair values originally estimated on the grant date and reported in our financial statements. Alternatively, value may be realized from the stock option award that is significantly in excess of the fair values originally estimated on the grant date and reported in our financial statements. Additionally, application of alternative assumptions could produce significantly different estimates of the fair value of stock option awards and consequently, the related amounts recognized in the consolidated statements of operations. Currently, there is no market-based mechanism or other practical application to verify the reliability and accuracy of the estimates from option-pricing valuation models, such as Black-Scholes-Merton, nor is there a means to compare and adjust the estimates to actual values. Although the fair value of stock option awards is determined in accordance with SFAS 123R and Staff Accounting Bulletin Topic 14 (SAB 107) using the Black-Scholes-Merton option-pricing model, the fair value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction. Because employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, we believe that the existing models do not necessarily provide a reliable single measure of the fair value of the stock options granted to the named executive officers.

We do not have any pension plans or nonqualified deferred compensation plans.

Grants of Plan-Based Awards Table

In the table below and discussion that follows it, we summarize the grants of stock options and stock awards to each of the named executive officers during 2006. Our non-equity incentive bonus plan adopted for 2006 does not provide for payouts in fiscal years after 2006, and we historically have not issued any performance-based equity incentive plan awards.

Grants of Plan-Based Awards
Fiscal Year 2006

					All Other	All Other
					Stock	Option
					Awards:	Awards:
		Estimated Future Payouts			Number of	Number of	Exercise or	Grant Date Fair
		Under Non-Equity Incentive			Shares of	Securities	Base Price	Value of Stock
		Plan Awards(1)			Stock or	Underlying	of Option	and Option
Name	Grant Date	Threshold($)	Target($)	Maximum($)	Units(#)	Options(#)	Awards($/sh)	Awards(2)($)

Steven M. Shindler	N/A	438,400	548,000	657,600
	4/26/06				70,000			4,253,900
	4/26/06					130,000	60.77	3,068,000
Byron R. Siliezar	N/A	176,438	220,548	264,657
	4/26/06				20,000			1,215,400
	4/26/06					50,000	60.77	1,180,000
Lo van Gemert	N/A	197,505	246,882	296,258
	4/26/06				50,000			3,038,500
	4/26/06					85,000	60.77	2,006,000
Jose Felipe	N/A	147,079	183,849	220,618
	4/26/06				25,000			1,519,250
	4/26/06					55,000	60.77	1,298,000
Peter Foyo	N/A	140,000	175,000	210,000
	4/26/06				25,000			1,519,250
	4/26/06					55,000	60.77	1,298,000

(1)	The amounts reflect the potential range of payouts for the 2006 Bonus Plan. The amounts of the payments made under this plan to the named executive officers are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	The amounts in this column reflect the fair market value of the restricted stock awards and option awards on the date of grant determined under SFAS 123R, but disregarding estimated forfeitures related to service-based vesting conditions. We value restricted stock awards at the date of grant based on the number of shares subject to the grant multiplied by the closing price of our common stock on the date of grant. We determined the amounts with respect to option awards based on the Black-Sholes-Merton option pricing model. The valuation assumptions used in determining these amounts are described in footnote 13 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006.

Supplemental Discussion of Awards

As disclosed in the table above, on April 26, 2006 we granted awards of restricted common stock to each of the name executive officers. Fifty percent of each award will vest on April 26, 2009, the third anniversary of the grant date, and the remaining 50% of each award will vest on April 26, 2010, the fourth anniversary of the grant date.

In addition, on April 26, 2006 we granted options to acquire shares of our common stock to each of the named executive officers. The exercise price for the options listed was the closing price of a share of our common stock, as reported on the Nasdaq Global Select Market, on April 26, 2006. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to us, out of the sale proceeds, an amount equal to the exercise price plus all required withholding and other deductions.

The right to exercise the options granted will vest at a rate of 25% of the aggregate number of shares of our common stock covered by such options on each of the first four successive anniversary dates of the date of grant. The options expire ten years from the date of grant. An earlier expiration date may apply in the event of the optionee’s termination of employment, retirement, death or disability.

For information on how we determined the number of restricted stock awards and stock option grants for 2006, see the “Compensation Discussion and Analysis” section above.

Outstanding Equity Awards at Fiscal Year-End Table

The equity awards reflected in the table below include the number and value of stock options and restricted stock that remain outstanding as of December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End 2006

	Option Awards
	Number of	Number of			Stock Awards
	Securities	Securities			Number of	Market Value of
	Underlying	Underlying			Shares or	Shares or
	Unexercised	Unexercised			Units of	Units of
	Options	Options	Option	Option	Stock That	Stock That
	(#)	(#)	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price($)	Date	Vested(#)	Vested(1)($)

Steven M. Shindler	—	200,000(2)	18.97	4/28/2014
	—	225,000(4)	26.20	4/27/2015
	—	130,000(6)	60.77	4/26/2016
					200,000(3)	12,888,000
					70,000(5)	4,510,800
Byron R. Siliezar	—	100,000(2)	18.97	4/28/2014
	—	112,500(4)	26.20	4/27/2015
	—	50,000(6)	60.77	4/26/2016
					100,000(3)	6,444,000
					20,000(5)	1,288,800
Lo van Gemert	—	130,000(2)	18.97	4/28/2014
	—	150,000(4)	26.20	4/27/2015
	—	85,000(6)	60.77	4/26/2016
					150,000(3)	9,666,000
					50,000(5)	3,222,000
Jose Felipe	—	80,000(2)	18.97	4/28/2014
	—	112,500(4)	26.20	4/27/2015
	—	55,000(6)	60.77	4/26/2016
					60,000(3)	3,866,400
					25,000(5)	1,611,000
Peter Foyo	—	100,000(2)	18.97	4/28/2014
	—	112,500(4)	26.20	4/27/2015
	—	55,000(6)	60.77	4/26/2016
					80,000(3)	5,155,200
					25,000(5)	1,611,000

(1)	The market value of the restricted stock is based on the $64.44 closing price of a share of our common stock, as reported on the Nasdaq Global Select Market on December 29, 2006.

(2)	The original grants provided for vesting in equal annual amounts on the four anniversary dates following the date of grant with the first two installments having vested on April 28, 2005 and April 28, 2006. The remaining options reflected in this column will vest in equal amounts on April 28, 2007 and April 28, 2008 (the third and fourth anniversary of the grant date, respectively).

(3)	These shares of restricted stock will vest on April 28, 2007, the third anniversary of the grant date.

(4)	The original grants provided for vesting in equal annual amounts on the four anniversary dates following the date of grant with the first installment having vested on April 27, 2006. The remaining options reflected in this column will vest in equal amounts on April 27, 2007, April 27, 2008 and April 27, 2009 (the second, third and fourth anniversary of the grant date, respectively).

(5)	Fifty percent of these shares of restricted stock will vest on April 26, 2009, the third anniversary of the grant date, and the remaining 50% of these shares of restricted stock will vest on April 26, 2010, the fourth anniversary of the grant date.

(6)	These options will vest at a rate of 25% per year from the grant date, with vesting dates of April 26, 2007, April 26, 2008, April 26, 2009 and April 26, 2010.

Option Exercises and Stock Vested Table

In the table below, we list information on the exercise of options and the vesting of restricted stock during the year ended December 31, 2006.

Option Exercises and Stock Vested
Fiscal Year 2006

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise(#)	Exercise(1)($)	Vesting(#)	Vesting($)

Steven M. Shindler	295,000	12,698,864	—	—
Byron R. Siliezar	87,500	3,756,548	—	—
Lo van Gemert	115,000	4,367,184	—	—
Jose Felipe	86,500	3,584,842	—	—
Peter Foyo	87,500	3,300,068	—	—

(1)	The value realized on exercise is calculated as the number of shares acquired on exercise multiplied by the difference between the exercise price of an exercised option and the closing price of the shares on the date of exercise.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2006, with respect to compensation plans under which shares of our common stock are authorized for issuance.

	Number of Securities
	To Be Issued Upon	Weighted Average	Number of Securities
	Exercise of	Exercise Price of	Remaining Available For
	Outstanding Options,	Outstanding Options,	Future Issuance Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans(1)

Equity compensation plans approved by stockholders
2004 Incentive Compensation Plan	10,962,805	$34.32	23,061,656	(2)
Equity compensation plans not approved by stockholders
2002 Management Incentive Plan(3)	144,095	$6.77	316,412	(4)

Total	11,106,900		23,378,068

(1)	Amounts exclude any securities to be issued upon exercise of outstanding options, warrants and rights.

(2)	The 2004 Incentive Compensation Plan permits the grant of one or more of the following awards: options, stock appreciation rights (“SAR”), stock awards, performance stock awards, incentive awards and stock units. The number of shares authorized to be issued under the 2004 Incentive Compensation Plan will be reduced by 1 share of common stock for each share of common stock issued pursuant to a stock option or SAR and by 1 1/2 shares of common stock for each share of common stock issued pursuant to all other awards.

(3)	The 2002 Management Incentive Plan, which we refer to as the 2002 MIP, was adopted pursuant to the Revised Third Amended Joint Plan of Reorganization and became effective on November 12, 2002. The 2002 MIP provides equity and equity-related incentives to our directors, officers or key employees and consultants up to a maximum of 13,333,332 shares of common stock subject to adjustments. The 2002 MIP is administered by our Board of Directors. The 2002 MIP provides for the issuance of options for the purchase of shares of common stock, as well as grants of shares of common stock where the recipient’s rights may vest upon the fulfillment of specified performance targets or the recipient’s continued employment by us for a specified period, or in which the recipient’s rights may be subject to forfeiture upon a termination of employment. The 2002 MIP also provides for the issuance to our non-affiliate directors, officers or key employees and consultants of stock appreciation rights whose value is tied to the market value per share, as defined in the 2002 MIP, of the common stock, and performance units which entitle the recipients to payments upon the attainment of specified performance goals. The 2002 MIP provides for the issuance of incentive stock options in compliance with Section 422 of the Internal Revenue Code, as well as “non-qualified” options which do not purport to qualify for treatment under Section 422. All options issued under the 2002 MIP vest as determined by the Board of Directors.

(4)	In 2004, the Board of Directors recommended, and the stockholders approved, the 2004 Incentive Compensation Plan to succeed the 2002 MIP. As a result, no shares are available for any future awards or grants under the 2002 MIP.

Potential Payments under Severance Plans

We have arrangements with each of our named executive officers under our Change of Control Severance Plan that provide for payments and benefits if an executive’s employment is terminated in connection with the occurrence of certain events involving a change in control. In addition, we have an obligation to make payments and provide certain benefits to our named executive officers under our Severance Plan, 2002 Management Incentive Plan and 2004 Incentive Compensation Plan resulting from termination of employment upon the occurrence of certain events. The following is a summary of the payments that we or our successor may make under each of these arrangements.

Payments upon Termination of Employment

Each of our named executive officers is covered by our Change of Control Severance Plan and our Severance Plan. The change of control plan provides for the payment of certain benefits if an executive officer’s employment is terminated by the company without cause or by the executive officer for good reason in connection with a change of control. No benefits are required to be paid unless the executive officer’s employment is terminated. The named executive officers are also entitled to severance benefits if their employment is terminated by the company in specified circumstances under the Severance Plan. Although the benefits under the Severance Plan apply without regard to whether any change of control has occurred or is pending, the benefits paid under the change of control plan are offset by any amounts paid under the Severance Plan. Each of the named executive officers has also received awards of stock options and restricted stock under the 2002 Management Incentive Plan and the 2004 Incentive Compensation Plan. Both of these plans contain provisions that may accelerate the vesting of awards made to a named executive officer under each plan if we terminate the executive’s employment with us or if the executive terminates his or her employment with us for good reason in connection with a change of control.

Except as noted below, we otherwise have not entered into any employment agreements or other arrangements that provide for benefits in connection with a termination of employment of our named executive officers. In the case of Mr. Felipe, we have agreed that he is entitled to benefits under the Severance Plan if he is involuntarily terminated other than for cause or if he resigns as a result of a substantial change to his duties and responsibilities or residence, and that his severance benefit in those circumstances will be a minimum of one year of base salary and bonus, unless application of the Severance Plan would result in the payment of a greater amount. We have also agreed to provide Mr. Felipe with medical insurance for one year following his termination in those circumstances.

The following table shows the estimated amount of the payments to be made to each of the named executive officers upon termination of their employment in connection with a change of control under the Change of Control Severance Plan, their involuntary termination under the Severance Plan or upon their termination in connection with their death or disability. For purposes of calculating the value of the benefits, we have assumed that the triggering event for payment occurred under each of the arrangements as of December 31, 2006. The footnotes to the table contain an explanation of the assumptions made by us to calculate the payments, and the discussion that follows the table provides additional details on these arrangements.

Potential Payments upon Termination of Employment

	Severance		Other	Equity
Termination Event(1)	Payment(2)($)	Bonus(3)($)	Payments(4)($)	Awards(5)($)	Total(6)($)

Change of Control Plan — Termination by Executive for Good Reason(7)
Steven M. Shindler	1,712,500	1,916,499	39,051	29,129,900	39,797,950
Byron R. Siliezar	918,948	771,312	39,051	13,543,300	15,272,611
Lo van Gemert	1,028,673	863,409	39,051	20,014,050	21,945,183
Jose Felipe	919,243	642,966	31,053	11,685,650	13,278,912
Peter Foyo	875,000	612,021	39,789	13,239,450	14,766,260
Change of Control Plan — Termination by the Company Without Cause(8)(9)
Steven M. Shindler	1,712,500	1,916,499	39,051	29,129,900	39,797,950
Byron R. Siliezar	918,948	771,312	39,051	13,543,300	15,272,611
Lo van Gemert	1,028,673	863,409	39,051	20,014,050	21,945,183
Jose Felipe	919,243	642,966	31,053	11,685,650	13,278,912
Peter Foyo	875,000	612,021	39,789	13,239,450	14,766,260
Severance Plan — Involuntary Termination(10)
Steven M. Shindler	685,000	548,000	—	—	1,233,000
Byron R. Siliezar	367,579	220,548	—	—	588,127
Lo van Gemert	411,469	246,882	—	—	658,351
Jose Felipe	367,697	183,849	—	—	551,546
Peter Foyo	350,000	175,000	—	—	525,000
Death, Disability or Retirement
Steven M. Shindler	—	—	—	29,129,900	29,129,900
Byron R. Siliezar	—	—	—	13,543,300	13,543,300
Lo van Gemert	—	—	—	20,014,050	20,014,050
Jose Felipe	—	—	—	11,685,650	11,685,650
Peter Foyo	—	—	—	13,239,450	13,239,450

(1)	No payments are required to be made to any named executive officer under the Change of Control Severance Plan or the Severance Plan if the executive is terminated for cause or if the executive voluntarily terminates his employment (other than for good reason in connection with a change of control under the Change of Control Plan).

(2)	The Severance Payment under the Change of Control Severance Plan is 250% of the executive’s annual base salary and annual target bonus percentage on the day immediately preceding the change of control in the case of Messrs. Shindler, Siliezar and van Gemert and 200% of such amounts in the case of Messrs. Felipe and Foyo. Amounts included in this column with respect to the Change of Control Severance Plan reflect the portion of the severance payment attributable to base salary. Amounts attributable to the target bonus are included in the “Bonus” column (See note 3 below). The Severance Payment under the Severance Plan for the named executive officers is 12 months of the named executive officer’s annualized base salary at the time of termination. If the severance payments under both plans apply, the total severance payment will not exceed 250% or 200% of the executive’s annual target bonus percentage, as applicable.

(3)	Under the Change of Control Severance Plan upon termination an executive is entitled to receive as part of the severance payment 250% of the executive’s annual target bonus percentage on the day immediately preceding the change of control in the case of Messrs. Shindler, Siliezar and van Gemert and 200% of such amounts in the case of Messrs. Felipe and Foyo. Amounts included in this column with respect to the Change of Control Severance Plan reflect the portion of the severance payment attributable to the target bonus. The portion of the severance payment attributable to base salary is included in the “Severance Payment” column (See note 2 above). Under the Change of Control Plan, the executive is also entitled to receive an amount equal to a prorated portion of the annual bonus payment for the period ending on the termination event. The Severance Plan also provides for the payment of an amount equal to a prorated portion of the annual bonus payment for the period ending on the termination event for each named executive officer, payable when bonuses are paid for the applicable plan year. Accordingly, the amounts reflected in this column for each of the plans include an amount equal to the target bonus for 2006 based on the assumption that the executive was terminated on December 31, 2006.

(4)	Other Payments include tax gross-ups, COBRA health insurance and outplacement counseling assistance provided to each named executive officer under the Change of Control Severance Plan.

(5)	The Equity Awards are the value (calculated in the case of options as the difference between the exercise price of the options and the market value of the related shares on December 31, 2006 and in the case of restricted shares as the value of shares on that date) of any awards granted under the 2002 Plan or the 2004 Plan whose vesting or payment are accelerated upon the triggering event. We have assumed that we elected to pay each named executive officer an amount equal to the benefit under the 2002 Plan as of the date of the change of control. We also have assumed that the surviving entity has elected not to assume, replace or convert any of the awards made under the 2004 Plan. As described in more detail below, the 2004 Plan provides for the vesting of unvested options in specific circumstances following a change of control of the Company. The 2004 Plan and the grant agreements made under that plan also provide that outstanding and unvested options will vest upon an employee’s death or disability or if the employee retires at or after age 65 or at an earlier age with the consent of the Compensation Committee.

(6)	In addition to the amounts specified below, upon termination in each of the circumstances noted the executive is entitled to receive base salary and cash or non-cash benefits earned prior to the date of the named executive officer’s termination including payments with respect to accrued and unused vacation time and any reimbursements for the reasonable and necessary business expenses incurred by the named executive officer prior to termination.

(7)	Change of Control Plan — Termination by Executive for Good Reason describes the benefits payable to a named executive if the named executive voluntarily terminates his or her employment for good reason in connection with a change of control as described below in “Change of Control Severance Plan.”

(8)	Change of Control Plan — Termination by the Company Without Cause describes the benefits payable to a named executive if the named executive’s employment is terminated without cause by us or the surviving entity in connection with a change of control as described below in “Change of Control Severance Plan.”

(9)	In cases in which a named executive’s employment is terminated by us or the surviving entity in connection with a change of control, each named executive officer will be entitled to a severance payment under both the Change of Control Severance Plan and the Severance Plan; however, the amount due under the Change of Control Severance Plan is reduced by any payments made under the Severance Plan.

(10)	Severance Plan — Involuntary Termination describes the benefits payable to a named executive if the named executive’s employment is terminated by us other than in connection with a change of control under the circumstances listed below under “Severance Plan.”

Change of Control Severance Plan

The Change of Control Severance Plan provides that each named executive officer will receive a payment if a change of control, as defined below, occurs and he either is terminated without cause or resigns for good reason. Messrs. Shindler, Siliezar and van Gemert will be entitled to receive 250% of his annual base salary and target bonus at the date of his termination upon such an event, and Messrs. Felipe and Foyo will be entitled to receive 200% of such amounts, all as provided in the plan. Each named executive officer will be entitled to receive his payment under the plan in a lump sum within thirty days following his termination of employment.

We or the surviving entity will also pay the full premium cost of continued health care coverage for each named executive officer under the federal “COBRA” law in such a termination. We will make the COBRA payments up to the lesser of 18 months or the time at which the named executive officer is reemployed and is eligible to receive group health coverage benefits under another employer-provided plan. The payments may also cease for any of the reasons provided in the COBRA law.

In addition, in the event that any of the named executive officers incur any legal, accounting or other fees and expenses in a good faith effort to obtain benefits under the Change of Control Severance Plan, we or the surviving entity will reimburse the named executive officer for such reasonable expenses. The named executive officer will be entitled to receive a tax gross-up payment in the event that any payments made under the plan is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

A change of control will be deemed to occur under the plan when:

•	we are merged, consolidated or reorganized into or with another company, or we sell or otherwise transfer all or substantially all of our assets to another company, and, as a result of either transaction, less than a majority of the combined voting power of the then outstanding securities of the resulting company immediately after the transaction is held by the holders of our voting securities immediately prior to the transaction;

•	the directors on our board as of July 23, 2003 or directors elected subsequent to that date and whose nomination or election was approved by a vote of at least two-thirds of the directors on the board as of July 23, 2003 cease to be a majority of our board;

•	our stockholders approve our complete liquidation or dissolution;

•	an individual, entity or group acquires beneficial ownership of 50% or more of our then outstanding shares or 50% of our then outstanding voting power to vote in an election of our directors, excluding any acquisition directly from us; or

•	our board approves a resolution stating that a change of control has occurred.

A named executive officer will receive compensation under the plan if:

•	he is terminated without cause within 18 months from a change of control or prior to the change of control if he reasonably demonstrates that the termination was at the request of a third party attempting to effect a change of control or otherwise in connection with a change of control; or

•	he voluntarily terminates his employment for good reason during the 18 months following a change of control, defined as when, after the change of control:

•	there was a significant and adverse change in or substantial reduction of his duties, responsibilities and authority that he held preceding the change of control;

•	his principal work location was moved to a location more than 40 miles away from his prior work location;

•	he was required to travel on business to a substantially greater extent than prior to the change of control;

•	his salary, bonus or bonus potential were reduced or any other significant adverse financial consequences occurred;

•	the benefits provided to him were significantly reduced in the aggregate; or

•	we or any successor fail to assume or comply with the provisions of the plan.

Severance Plan

The Severance Plan provides payments to a named executive officer in the event of an involuntary termination of employment, which includes termination due to job elimination, work force reductions, lack of work, a determination by us that the executive’s contributions no longer meet the needs of the business and any other reason determined by us. In the case of Mr. Felipe, we have agreed that he is entitled to benefits under the Severance Plan if he is involuntarily terminated other than for cause or if he resigns as a result of a substantial change to his duties and responsibilities or residence. Under the Severance Plan, each of the named executive officers will be entitled to a payment equal to 12 months of his annualized base salary, not including any bonus, incentive payments or commission payments. Each named executive officer other than Mr. Felipe will also receive a pro rata payment of his bonus based on the portion of the year that he was employed by us. In the case of Mr. Felipe, we have agreed that the payment with respect to his bonus will be for a full year and will not be prorated. We will pay the bonus to the named executive officer when we pay bonuses for the bonus plan year, and such bonus will be based on the achievement level of the named executive officer’s business unit for the year.

We will make a lump sum payment of the amount due under the Severance Plan to each named executive officer. We reserve the right to make the payments periodically for a period not to exceed 24 months. In order to receive payments under the Severance Plan, each named executive officer must:

•	return all of our property;

•	acknowledge that the payments to be received represent the full amount that he is entitled to under the Severance Plan;

•	release any claims that he has or may have against us; and

•	in our discretion, agree not to compete with us for a certain period.

2002 Management Incentive Plan

The 2002 Management Incentive Plan covers grants to the named executive officers and certain other employees and consultants of certain incentives and rewards, including stock options, stock appreciation rights, restricted stock, deferred stock, performance shares and performance units. The 2002 Plan provides that our board of directors has the right, in its sole discretion, to cancel awards made under the 2002 Plan and pay the participant an amount equal to the benefit at such time of any awards under the 2002 Plan.

Under the 2002 Plan, a change of control occurs when:

•	we are merged, consolidated or reorganized into or with another company, or we sell or otherwise transfer all or substantially all of our assets to another company and, as a result of the transaction, less than a majority of the combined voting power of the then outstanding securities of the resulting company immediately after the transaction is held by the holders of our voting securities immediately prior to the transaction;

•	a report is filed with the Securities and Exchange Commission on Schedule 13D or Schedule TO disclosing that a person has become the beneficial owner of securities representing 50% or more of our outstanding voting securities, including securities issuable upon the exercise or conversion of options, warrants or other rights; or

•	we or our successor file under the Securities Exchange Act of 1934, as amended, a report or proxy statement that states that a change of control has occurred.

The 2002 Plan provides us with discretion to make any payments or accelerate the vesting or payment of any award in the event of the death, disability or retirement of a named executive officer.

2004 Incentive Compensation Plan

The 2004 Incentive Compensation Plan covers the grant of certain incentives and awards, including stock options, stock appreciation rights, stock, performance shares, incentive awards, stock units and dividend equivalent rights, to our employees, including the named executive officers. Under the 2004 Plan, if a change of control occurs and the incentives and awards granted under the plan are not assumed by the surviving entity, or the employee is terminated within a certain period following a change of control, each outstanding award is treated as explained below. A change of control under the 2004 Plan is defined the same as in the Change of Control Severance Plan and the same events that trigger payments to the executive under the Change of Control Severance Plan trigger payments under the 2004 Plan, both as described above.

•	Options. If the surviving entity assumes, replaces or converts the options and the named executive officer is terminated within 24 months under circumstances that would trigger payment, the options will become fully exercisable, vested or earned. If the options are not assumed, replaced or converted, each option shall be fully exercisable upon a change of control.

•	Stock Appreciation Rights. If the surviving entity assumes, replaces or converts the stock appreciation rights and the named executive officer is terminated within 24 months under circumstances that would trigger payment, the stock appreciation rights will become fully exercisable, vested or earned. If the stock appreciation rights are not assumed, replaced or converted, each stock appreciation right shall be fully exercisable upon a change of control. We have not issued any stock appreciation rights.

•	Stock Awards. If the surviving entity assumes, replaces or converts the stock award and the named executive officer is terminated within 24 months under circumstances that would trigger payment, the stock awards shall be transferable and nonforfeitable. If the stock awards are not assumed, replaced or converted, each stock award shall be transferable and nonforfeitable upon a change of control.

•	Performance Shares. If the surviving entity assumes, replaces or converts the performance shares and the named executive officer is terminated within 24 months under circumstances that would trigger payment, the performance shares will become fully exercisable, vested or earned. If the performance shares are not assumed, replaced or converted, the named executive officer shall earn the performance shares pro-rata based on the fraction of the performance period that has elapsed before the change of control. We have not issued any performance shares.

•	Incentive Awards. If the surviving entity does not assume, replace or convert an incentive award, the named executive officer shall have earned the pro-rata share of the incentive award based on a fraction of the performance period that has elapsed from the beginning of the performance period until the change of control. We have not issued any incentive awards.

The 2004 Plan provides that the administrator of the plan shall determine what amounts will be payable to the named executive officer upon death, disability or retirement in the agreement under which awards are made under the plan.

DIRECTOR COMPENSATION

Director Compensation Table

In the table and discussion below, we summarize the compensation paid to our non-employee directors in 2006.

Director Compensation
Fiscal Year 2006

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or	Stock	Option	Non-Equity	Deferred
	Paid in	Awards	Awards	Incentive Plan	Compensation	All Other
Name	Cash($)	(1)($)	(2)($)	Compensation($)	Earnings	Compensation($)	Total($)

George A. Cope	87,500	69,246	162,125	n/a	n/a	—	318,871
John Donovan	70,000	69,246	107,263	n/a	n/a	—	246,509
Steven P. Dussek	116,500	69,246	116,442	n/a	n/a	—	302,188
Neal P. Goldman	67,500	44,560	77,788	n/a	n/a	—	189,848
Charles M. Herington	105,000	69,246	129,285	n/a	n/a	—	303,531
Carolyn Katz	130,500	69,246	116,442	n/a	n/a	—	316,188
Donald E. Morgan	79,250	69,246	104,471	n/a	n/a	—	252,967
John W. Risner	112,250	69,246	116,442	n/a	n/a	—	297,938

(1)	The amounts in this column reflect the dollar amount of compensation expense recognized in 2006 for financial reporting purposes under SFAS 123R with respect to awards of restricted common stock held by each director, but disregarding estimated forfeitures related to service-based vesting conditions. We value restricted stock awards at the date of grant based on the number of shares subject to the grant multiplied by the closing price of our common stock on the date of grant.

With the exception of the award to Mr. Goldman, the amounts in this column are the dollar values, based on the $60.77 closing price of a share of our common stock on April 26, 2006, as reported on the Nasdaq Global Select Market, of 5,000 shares of restricted stock awarded on such date to each of Mr. Cope, Mr. Donovan, Mr. Dussek, Mr. Herington, Ms. Katz, Mr. Morgan and Mr. Risner. The restricted stock granted to these individuals will vest entirely on April 26, 2009, the third anniversary of the grant date. With respect to the award to Mr. Goldman, the amount in this column is the dollar value, based on the $52.28 closing price of a share of our common stock on June 28, 2006, as reported on the Nasdaq Global Select Market, of 5,000 shares of restricted stock awarded on such date to Mr. Goldman. The restricted stock granted to Mr. Goldman will vest entirely on June 28, 2009, the third anniversary of the grant date. The grant date fair values of those stock option awards calculated under SFAS 123R were as follows: Mr. Cope $303,850; Mr. Donovan $303,850; Mr. Dussek $303,850; Mr. Goldman $261,400; Mr. Herington $303,850; Ms. Katz $303,850; Mr. Morgan $303,850; and Mr. Risner $303,850.

The aggregate number of shares of restricted stock held by each of the non-employee directors on December 31, 2006, and the dollar value of such shares on such date based on the $64.44 closing price of a share of our common stock, as reported on the Nasdaq Global Select Market on December 29, 2006 were as follows: Mr. Cope — 5,000, $322,200; Mr. Donovan — 5,000, $322,200; Mr. Dussek — 5,000, $322,200; Mr. Goldman — 5,000, $322,200; Mr. Herington — 5,000, $322,200; Ms. Katz — 5,000, $322,200; Mr. Morgan — 5,000, $322,200; and Mr. Risner — 5,000, $322,200.

(2)	The amounts in this column reflect the dollar amount of compensation expense recognized in 2006 for financial reporting purposes under SFAS 123R with respect to awards of options to purchase common stock held by each of the named directors, but disregarding estimated forfeitures related to service-based vesting conditions. The valuation assumptions used in determining these amounts are described in footnote 13 to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2006. Options to purchase the following number of shares were awarded during 2006 to the non-employee directors: Mr. Cope,

10,000 shares; Mr. Donovan, 25,000 shares; Mr. Dussek, 10,000 shares; Mr. Goldman, 25,000 shares; Mr. Herington, 10,000 shares; Ms. Katz, 10,000 shares; Mr. Morgan, 25,000 shares; and Mr. Risner, 10,000 shares. The grant date fair values of those stock option awards calculated under SFAS 123R were as follows: Mr. Cope $236,000; Mr. Donovan $465,050; Mr. Dussek $236,000; Mr. Goldman $507,500; Mr. Herington $236,000; Ms. Katz $236,000; Mr. Morgan $471,650; and Mr. Risner $236,000. The aggregate number of shares of our common stock underlying options held by each of the non-employee directors on December 31, 2006 were as follows: Mr. Cope — 60,000; Mr. Donovan — 25,000; Mr. Dussek — 50,000; Mr. Goldman — 25,000; Mr. Herington — 80,000; Ms. Katz — 62,000; Mr. Morgan — 25,000; and Mr. Risner — 54,500.

Fees Payable to Non-Employee Directors

Each of our non-employee directors receives an annual retainer of $70,000. In addition, our non-employee directors receive the following annual retainer for serving on the following specified committees:

•	$30,000 for serving as Chairman of the Audit Committee;

•	$25,000 for serving as Chairman of the Compensation Committee;

•	$25,000 for serving as a member (but not the Chairman) of the Audit Committee;

•	$20,000 for serving as a member (but not the Chairman) of the Compensation Committee;

•	$15,000 for serving as a member of the Finance Committee; and

•	$15,000 for serving as a member of the Nominating Committee.

We pay all retainers in arrears in quarterly installments. We also reimburse directors for travel expenses incurred in connection with attending board, committee and stockholder meetings and for other related expenses. We do not provide any additional compensation to employees who serve as a director or a committee member. Some of our directors and, in one case, a family member of a director participate in our employee phone program that pays the cost of mobile phone services.

Option Grants and Restricted Stock Awards

We have adopted a policy of granting to each non-employee director an option to purchase 15,000 shares of our common stock upon becoming a director. These options will vest 33 1/3% annually over a three year period and have an exercise price equal to the closing price of a share of our common stock, as reported on the Nasdaq Global Select Market, on the grant date. On February 14, 2006, the date that Mr. Donovan became a director, we granted Mr. Donovan options to purchase 15,000 shares of our common stock at an exercise price of $47.77 per share that will vest 33 1/3% annually over a three year period in accordance with our policy.

We have also adopted a policy to grant to each non-employee director an option to purchase 10,000 shares of our common stock as of the date of the annual meeting of our stockholders. These options will vest 25% annually over a four year period. On April 26, 2006, the date of our annual meeting of stockholders, we granted to each non-employee director, with the exception of Mr. Goldman, options to purchase 10,000 shares of our common stock at an exercise price of $60.77 per share. The options will vest 25% annually over a four year period in accordance with our policy.

In addition, we may grant additional stock options or restricted stock to non-employee directors. On March 8, 2006, when certain restrictions on accepting equity grants imposed by his former employer expired, we granted to Mr. Morgan options to purchase 15,000 shares of our common stock at an exercise price of $49.16 per share that will vest 33 1/3% annually over a three year period. On April 26, 2006, we granted to each non-employee director, with the exception of Mr. Goldman, a restricted stock award of 5,000 shares of our common stock that will vest entirely on April 26, 2009. On June 28, 2006, when certain restrictions on accepting equity grants imposed by his former employer expired, we granted to Mr. Goldman options to purchase 15,000 shares of our common stock at an exercise price of $52.28 per share that will vest 33 1/3% annually over a three year period, options to purchase 10,000 shares of our common stock at an exercise price of $52.28 per share that will vest 25% annually over a four year period, and restricted stock awards of 5,000 shares of our common stock that will vest entirely on June 28, 2009.

Stock Ownership Guidelines

On July 21, 2006, we adopted a director target ownership program that requires our non-employee directors who receive stock options and/or restricted stock awards to attain certain stock ownership levels, and therefore maintain a vested interest in our equity performance. Over a five-year period, the directors covered by the program are expected to reach certain ownership levels based on specific share targets. The current target is for our non-employee directors to own a multiple of five times their base retainer. Our current base retainer is $70,000, thus our non-employee directors currently have a share ownership target of $350,000. Although this share ownership target is not required to be met for five years, five of our eight non-employee directors exceeded that target as of December 31, 2006. Under our policy, an increase in the base retainer will result in an increase in the ownership requirement. The types of stock ownership that qualify toward the ownership requirement under our policy include direct stock ownership, vested options where the exercise price is lower than the fair market value of our common stock and vested restricted stock. The penalty for non-compliance of our policy may include a discontinuation of future grants of stock options or restricted stock awards until the non-complying director becomes compliant.

SECURITIES OWNERSHIP

Securities Ownership of Certain Beneficial Owners

The table below lists each person or group, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known by us to be the beneficial owner of more than 5% of our outstanding common stock as of April 1, 2007.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Class(1)

FMR Corp.(2)	22,712,217	13.98%
82 Devonshire Street
Boston, Massachusetts 02109
Prudential Financial, Inc.(3)	9,174,662	5.65%
751 Broad Street
Newark, New Jersey
07102-3777
LMM, LLC(4)	8,981,245	5.53%
Legg Mason Capital Management, Inc.
100 Light Street
Baltimore, Maryland 21202
Wells Fargo & Company(5)	8,307,243	5.11%
420 Montgomery Street
San Francisco, California 94104

(1)	Based on 162,517,913 shares of common stock issued and outstanding on April 1, 2007.

(2)	According to a Schedule 13G/A4 filed with the Securities and Exchange Commission on February 14, 2007, FMR Corp. reported that it has sole power to vote 367,941 shares and to dispose of 22,712,217 shares of our common stock. Of that amount, Fidelity Management & Research Company (“Fidelity”) is the beneficial owner of 22,347,706 shares of our common stock. Fidelity, a wholly-owned subsidiary of FMR Corp., owns the securities as investment adviser to various investment companies. Edward C. Johnson 3d, Chairman of FMR Corp., and FMR Corp. each have sole power to dispose of, but not to vote, the 22,347,706 shares beneficially owned by Fidelity through their control of Fidelity. One investment company, Fidelity Contrafund, owns 9,747,253 shares of our common stock. Pyramis Global Advisors, LLC (“PGALLC”) is the beneficial owner of 31,309 shares of our common stock. PGALLC, an indirect wholly-owned subsidiary of FMR Corp., owns the securities as investment manager of certain institutional accounts. Edward C. Johnson 3d and FMR Corp. each has sole dispositive and voting power over the 31,309 shares beneficially owned by PGALLC. Pyramis Global Advisors Trust Company (“PGATC”) is the beneficial owner of 65,002 shares of our common stock. PGATC, an indirect wholly-owned subsidiary of FMR Corp., owns the securities as investment manager of certain institutional accounts. Edward C. Johnson 3d and FMR Corp. each has sole dispositive and voting power over the 65,002 shares beneficially owned by PGATC. The members of the Edward C. Johnson 3d family are a controlling group of FMR Corp. due to their ownership of approximately 49% of the voting power of FMR Corp. and a voting agreement. Fidelity International Limited (“Fidelity International”) is the beneficial owner of, and has the sole power to vote and dispose of, 268,200 shares of our common stock. Fidelity International is a former subsidiary of Fidelity. Partnerships controlled by Edward C. Johnson 3d and members of his family control approximately 47% of the voting stock of Fidelity International. FMR Corp. and Fidelity International do not believe they are required to attribute to each other the beneficial ownership of securities beneficially owned by the other, but voluntarily reported the ownership on a joint basis.

(3)	According to a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2007, Prudential Financial, Inc. (“Prudential”) reported that it, through its direct or indirect subsidiaries, has sole power to vote 595,200 shares, shared power to vote 6,581,762 shares, sole power to dispose of 595,200 shares and shared power to dispose of 8,579,462 shares of our common stock. Prudential is the direct or indirect parent of Jennison Associates LLC (“Jennison”) and, according to a Schedule 13G filed by Jennison with the Securities and Exchange Commission on February 14, 2007, Jennison reported that it has sole power to vote 7,173,362 shares and shared power to dispose of 9,167,562 shares of our common stock.

(4)	According to a Schedule 13G/A4 filed with the Securities and Exchange Commission on February 15, 2007, Legg Mason Capital Management, Inc. (“Legg Mason Capital”) and LMM, LLC reported, as a group, shared voting and dispositive power over 8,981,245 shares of our common stock. More specifically, Legg Mason Capital and LMM, LLC each reported shared voting and dispositive power over, 6,598,000 and 2,383,245 shares of our common stock, respectively.

(5)	According to a Schedule 13G filed with the Securities and Exchange Commission on January 25, 2007, Wells Fargo & Company reported that it, through its wholly-owned subsidiaries, has sole power to vote 7,165,309 shares and to dispose of 8,166,371 shares and shared power to vote and dispose of 850 shares of our common stock.

Securities Ownership of Management

In the table and the related footnotes below, we list, as of April 1, 2007, except as otherwise stated, the amount and percentage of shares of our common stock that are deemed under the rules of the Securities and Exchange Commission to be beneficially owned by:

•	each person who served as one of our directors as of that date;

•	each of the named executive officers; and

•	all directors and named executive officers as a group.

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership(1)		Class(2)

George A. Cope	24,167	(3)(4)	*
John Donovan	12,500	(3)(4)	*
Steven P. Dussek	27,500	(3)(4)	*
Jose Felipe	196,250	(3)(4)	*
Peter Foyo	214,750	(3)(4)	*
Neal P. Goldman	5,000	(4)	*
Charles M. Herington	66,410	(3)(4)	*
Carolyn Katz	62,500	(3)(4)	*
Donald E. Morgan	12,500	(3)(4)	*
John W. Risner	50,200	(3)(4)	*
Steven M. Shindler	558,580	(3)(4)	*
Byron R. Siliezar	234,000	(3)(4)	*
Lo van Gemert	344,250	(3)(4)	*
All directors and executive officers as a group (21 persons)	2,619,107	(3)(4)	1.59%

*	Less than one percent (1%)

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to beneficially owned shares of stock.

(2)	Based on 162,517,913 shares of common stock issued and outstanding on April 1, 2007.

(3)	Includes shares of common stock that could be acquired through the exercise of stock options within 60 days after April 1, 2007 as follows: Mr. Cope 19,167; Mr. Donovan 7,500; Mr. Dussek 22,500; Mr. Felipe 91,250; Mr. Foyo 101,250; Mr. Herington 27,500; Mr. Morgan 7,500; Ms. Katz 39,500; Mr. Risner 32,000; Mr. Shindler 207,500; Mr. Siliezar 100,000; Mr. van Gemert 136,250; and 1,197,417 held by all directors and executive officers as a group.

(4)	Includes restricted shares of common stock as follows: Mr. Cope 5,000; Mr. Donovan 5,000; Mr. Dussek 5,000; Mr. Felipe 85,000; Mr. Foyo 105,000; Mr. Goldman 5,000; Mr. Herington 5,000; Mr. Morgan 5,000; Ms. Katz 5,000; Mr. Risner 5,000; Mr. Shindler 270,000; Mr. Siliezar 120,000; Mr. van Gemert 200,000; and 1,179,000 held by all directors and executive officers as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities. Based solely upon a review of Forms 3, Forms 4 and Forms 5 furnished to us under Rule 16a-3(e) during 2006, and written representations of our directors and executive officers that no Forms 5 were required to be filed, we believe that all directors, executive officers and beneficial owners of more than 10% of our common stock have filed with the Securities and Exchange Commission on a timely basis all reports required to be filed under Section 16(a) of the Securities Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee of the Board of Directors reviews and approves or ratifies transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or more of our outstanding common stock) in accordance with the requirements of The NASDAQ Stock Market. In determining whether to approve or ratify a related party transaction, the Audit Committee evaluates whether the transaction is in the best interests of the Company taking into consideration all relevant factors, including as applicable the Company’s business rationale for entering into the transaction and the fairness of the transaction to the Company. The Audit Committee generally seeks to consider and approve these transactions in advance where practicable, but may also ratify them after the transactions are entered into, particularly in instances where the transactions are entered into in the ordinary course of business (as was the case with the transactions with inCode described below) or if the transaction is on terms that are consistent with a policy previously approved by the Audit Committee or the Board of Directors (as was the case with the transactions involving the charter of our aircraft described below). In instances where the transaction is subject to renewal or if the Company has the right to terminate the relationship, the Audit Committee expects to periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.

Currently, the only related person transactions are the agreements with Nextel Communications, Inc. that were approved as part of our emergence from bankruptcy, the transactions with inCode, and the transactions involving the charter of our aircraft, all as described in more detail below. The Audit Committee approved these arrangements other than the transactions with Nextel Communications, Inc., which were approved by the bankruptcy court.

Nextel Communications, Inc.

Upon our emergence from bankruptcy on November 12, 2002 under our confirmed plan of reorganization, Nextel Communications, Inc. directly or indirectly held 42,712,128 shares of our common stock. According to a Schedule 13G/A2 filed with the Securities and Exchange Commission on August 22, 2005, and giving effect to certain sale transactions of which we were aware, Nextel Communications had reduced its ownership as of December 31, 2005 to 14,712,128 shares of our common stock, which represented approximately 9.1% of our issued and outstanding shares of common stock on that date. On February 14, 2007, Nextel Communications filed a Schedule 13G/A3 reporting that it had sold all remaining shares of our common stock as of January 5, 2007. Because Nextel Communications may have held in excess of 5% of our outstanding common stock during 2006, they are deemed to be a related person.

The following are descriptions of other significant transactions consummated with Nextel Communications on November 12, 2002 under our confirmed plan of reorganization that continued to be effective during 2006.

Spectrum Use and Build-Out Agreement

On November 12, 2002, we and Nextel Communications entered into a spectrum use and build-out agreement. Under this agreement, certain of our subsidiaries committed to complete the construction of our network in the Baja region of Mexico in exchange for proceeds from Nextel Communications of $50.0 million. We recorded the $50.0 million as deferred revenues, and we are recognizing the revenue ratably over 15.5 years, the then remaining useful life of our licenses in Tijuana. As of December 31, 2006, we had recorded $39.2 million of deferred revenues related to this agreement. During the year ended December 31, 2006, we recognized $3.2 million in revenues related to this arrangement.

Third Amended and Restated Trademark License Agreement

On November 12, 2002, we entered into a third amended and restated trademark license agreement with Nextel Communications, which superseded a previous trademark license agreement. Under the new agreement, Nextel Communications granted to us an exclusive, royalty-free license to use within Latin America, excluding Puerto Rico, certain trademarks, including but not limited to the mark “Nextel.” The license continues indefinitely unless terminated by Nextel Communications upon 60 days notice if we commit any one of several specified defaults and fail to cure the default within a 60 day period. Under a side agreement, until the sooner of November 12, 2007 or the termination of the new agreement, Nextel Communications agreed to not offer iDEN service in Latin America, other than in Puerto Rico, and we agreed to not offer iDEN service in the United States.

inCode

On February 14, 2006, we elected Mr. John Donovan, President and Chief Executive Officer of inCode, a wireless business and technology consulting company, to our Board of Directors in order to fill a vacancy. During 2006, we paid inCode approximately $349,100 to perform various consulting services for us.

Executive Charters of Company Aircraft

Unlike many companies that own or lease a private aircraft, we have implemented a policy that generally limits the use of company owned or leased aircraft to company business purposes. However, we do make the company aircraft available for charter to employees at times when it is not in use for regular business purposes. We use charter revenue from our employees and from other sources as a way to offset the operating costs of our aircraft. In the event a charter is booked by one of our employees, the charter rate is the same as the established rate that applies to charters by unrelated parties. In 2006, Mr. Shindler, our chief executive officer, chartered our aircraft on several occasions at these commercial rates, which were in excess of $5,000 per hour of use of the aircraft, and paid us a total of $218,500 for such charters.

AUDIT INFORMATION

PricewaterhouseCoopers LLP has audited our consolidated financial statements for the fiscal years ended December 31, 2006 and December 31, 2005.

Fees Paid to Independent Registered Public Accounting Firm

The following information is furnished with respect to the fees billed by our principal accountant for each of the last two fiscal years.

Audit Fees

The aggregate amount of fees billed and expected to be billed to us by PricewaterhouseCoopers LLP for professional services rendered in connection with the audit of our annual financial statements for the fiscal years ended December 31, 2006 and December 31, 2005 were $10,228,000 and $7,204,000, respectively. Fees billed in 2005 related to the restatement of our 2003 and 2004 financial statements were approximately $65,000.

Expenses billed to us by PricewaterhouseCoopers LLP related to the years ended December 31, 2006 and 2005 were approximately $278,000 and $150,000, respectively. Additionally, expenses billed in 2005 related to the aforementioned restatement were approximately $37,000.

Audit fees consist of those fees rendered for the audit of our annual consolidated financial statements, audit of the effectiveness of internal controls over financial reporting, review of financial statements included in our quarterly reports and for services normally provided in connection with statutory and regulatory filings or engagements, such as comfort letters or attest services.

Audit Related Fees

The aggregate amount of fees billed to us by PricewaterhouseCoopers LLP for professional services for assurance and related services that are reasonably related to the review of our financial statements and not reported under the heading “Audit Fees” above for the fiscal years ended December 31, 2006 and December 31, 2005 were $82,000 and $411,000, respectively. The fees billed by PricewaterhouseCoopers LLP included fees for consultations on accounting and reporting standards in 2005. Expenses billed to us by PricewaterhouseCoopers LLP related to the years ended December 31, 2006 and 2005 were $251 and $34,000, respectively.

Tax Fees

The aggregate amount of fees billed to us by PricewaterhouseCoopers LLP for professional services for tax compliance, tax advice, tax planning, transfer pricing and expatriate tax services for the fiscal years ended December 31, 2006 and December 31, 2005 were $363,000 and $659,000, respectively. Tax fees consist of those fees billed by the independent registered public accounting firm’s tax department, except those services related to the audit. Expenses billed to us by PricewaterhouseCoopers LLP related to the years ended December 31, 2006 and 2005 were $400 and $1,000, respectively.

All Other Fees

The aggregate amount of fees billed to us by PricewaterhouseCoopers LLP for services other than those described above for the fiscal years ended December 31, 2006 and December 31, 2005 were $15,000 and $13,000, respectively. All other fees are those fees billed for permitted services other than the services described above. There were no expenses billed to us by PricewaterhouseCoopers LLP related to the years ended December 31, 2005 and 2006.

Audit Committee Pre-Approval Policies and Procedures

It is the policy of the Audit Committee that our independent registered public accounting firm may provide only those services that have been pre-approved by the Audit Committee. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-

approval by the Audit Committee. The term of any general pre-approval is eighteen months from the date of pre-approval, unless the Audit Committee or a related engagement letter specifically provides for a different period. The Audit Committee will annually review and pre-approve the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval. The Audit Committee has delegated its pre-approval authority to Carolyn Katz, the chairwoman of the Audit Committee.

Requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and our chief financial officer, treasurer or controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence.

Audit Committee Report

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that we specifically incorporate this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

The Board of Directors has adopted a written audit committee charter, which is available on the Investor Relations link of our website at the following address: www.nii.com. In addition, all members of our Audit Committee are independent, as defined in the Nasdaq listing standards.

The Audit Committee has reviewed and discussed our audited consolidated financial statements with our management and PricewaterhouseCoopers LLP, our independent registered public accounting firm. The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” that relates to the firm’s independence from our company and our subsidiaries and has discussed with PricewaterhouseCoopers LLP their independence.

In addition, the Audit Committee met with senior management periodically during 2006 and reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of our internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls. The Audit Committee also met to discuss with senior management our disclosure controls and procedures and the certifications by our chief executive officer and our chief financial officer, which are required for certain of our filings with the Securities and Exchange Commission. The Audit Committee met privately with our independent registered public accounting firm, our internal auditors and other members of our management, each of whom has unrestricted access to the Audit Committee.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our annual report on Form 10-K for fiscal year 2006 filed with the Securities and Exchange Commission. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Date: February 26, 2007	Audit Committee

Carolyn Katz, Chairwoman Steven P. Dussek John W. Risner

PROPOSAL II

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

PricewaterhouseCoopers LLP, independent registered public accounting firm, served as our independent registered public accounting firm for the fiscal year ended December 31, 2006, and has been selected by the Audit Committee to serve as our independent registered public accounting firm for the current fiscal year. Information concerning the fees paid to PricewaterhouseCoopers LLP is included in this proxy statement under the heading “Audit Information.” Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and available to respond to appropriate questions from stockholders and may make a statement if they so desire.

Although our Amended and Restated Bylaws do not require stockholder ratification or otherwise, as a matter of good corporate governance, the Board of Directors is requesting that stockholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

The Board of Directors recommends that the stockholders vote “FOR” the Proposal for Ratification of the Appointment of PricewaterhouseCoopers LLP.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Proposals by stockholders intended to be presented at the 2008 Annual Meeting must be forwarded in writing and received at our principal executive office at 10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191 no later than December 13, 2007, directed to the attention of our Vice President, Regulatory Affairs and Secretary, for consideration for inclusion in our proxy statement for that Annual Meeting. Moreover, with respect to any proposal by a stockholder not seeking to have a proposal included in our proxy statement but seeking to have a proposal considered at the 2008 Annual Meeting, if that stockholder fails to notify our Vice President, Regulatory Affairs and Secretary in the manner set forth above no later than February 26, 2008, then the persons who are appointed as proxies may exercise their discretionary voting authority with respect to that proposal, if the proposal is considered at the 2008 meeting, even if stockholders have not been advised of the proposal in the proxy statement for the 2008 Annual Meeting. Any proposals submitted by stockholders must comply in all respects with the rules and regulations of the Securities and Exchange Commission then in effect and Delaware law.

IMPORTANT

To assure your representation and a quorum for the transaction of business at the Annual Meeting, we urge you to please complete, sign, date and return the enclosed proxy card promptly or otherwise vote by using the toll free number or visiting the website listed on the proxy card if you are eligible to do so.

OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006, INCLUDING FINANCIAL STATEMENTS, IS BEING MAILED TO STOCKHOLDERS WITH THIS PROXY STATEMENT. ADDITIONAL COPIES OF OUR 2006 ANNUAL REPORT ON FORM 10-K MAY BE OBTAINED WITHOUT CHARGE BY: (1) WRITING TO NII HOLDINGS, INC., 10700 PARKRIDGE BOULEVARD, SUITE 600, RESTON, VIRGINIA 20191, ATTENTION: VICE PRESIDENT, REGULATORY AFFAIRS AND SECRETARY, OR (2) BY CONTACTING OUR INVESTOR RELATIONS DEPARTMENT AT 703-390-5113. THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A   Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR the following proposals.
1.	Election of Directors

	For	Withhold		For	Withhold		For	Withhold
01 — John Donovan	[ ]	[ ]	02 — Steven P. Dussek	[ ]	[ ]	03 — Steven M. Shindler	[ ]	[ ]

		For	Against	Abstain
2.	Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for fiscal year 2007.	[ ]	[ ]	[ ]
B   Non-Voting Items
Change of Address — Please print your new address below.

C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in corporation’s name by President or other authorized officer. If a partnership, please sign in partnership’s name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – NII Holdings, Inc.

This Proxy is Solicited on Behalf of the Board of Directors.
The undersigned hereby appoints Steven M. Shindler, Lo van Gemert, Gary Begeman, Robert J. Gilker, and Byron R. Siliezar, and each or any of them, proxies for the undersigned, with power of substitution, to vote all the shares of common stock of NII Holdings, Inc. held of record by the undersigned on April 6, 2007, at the Annual Meeting of Stockholders of NII Holdings, Inc. to be held at 10:00 a.m. on May 16, 2007, and at any adjournments thereof, upon the matters listed on the reverse side, as more fully set forth in the Proxy Statement, and for the transaction of such other business as may properly come before the Annual Meeting and at any adjournments thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL I AND FOR PROPOSAL II.
PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
(continued and to be DATED and SIGNED on reverse side)